Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Dated as of June 5, 2008

BETWEEN

PETROEDGE RESOURCES PARTNERS, LLC

as Seller,

and

QUEST RESOURCE CORPORATION

as Buyer

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND RULES OF CONSTRUCTION	1
1.1. Definitions	1
1.2. Rules of Construction.	11
ARTICLE II. SALE AND PURCHASE OF MEMBERSHIP INTERESTS	12
ARTICLE III. PURCHASE PRICE AND PAYMENT	12
3.1. Purchase Price	12
3.2. Payment.	13
3.3. Net Working Capital Adjustment.	13
3.4. Adjustment Period Cash Flow Adjustment	15
3.5. Pipeline Imbalance Adjustments	16
3.7. Tax Treatment of Adjustments to Purchase Price	16
ARTICLE IV. REPRESENTATIONS AND WARRANTIES	17
4.1. Representations and Warranties of Seller	17
4.2. Representations and Warranties of Buyer	25
ARTICLE V. ACCESS TO RECORDS	27
ARTICLE VI. ENVIRONMENTAL MATTERS	27
6.1. Inspection	27
6.2. Buyer’s Responsibility	28
6.3. Environmental Defects	28
6.4. Environmental Defect Amount	28
6.5. Procedural Requirements	28
ARTICLE VII. TITLE ADJUSTMENTS	28
7.1. Title Warranty	28
7.2. Title Defects	28
7.3. Title Defect Amount	29
7.4. Procedural Requirements	30
ARTICLE VIII. DEFECT PROCEDURES; PREFERENCE RIGHTS AND TRANSFER REQUIREMENTS	30
8.1. Defect Notice	30
8.2. Seller’s Opportunity to Cure	30
8.3. Reconveyance/Cure Obligations	31
8.4. Environmental Defect Threshold	31
8.5. Title Defect Threshold	31
8.6. Preference Rights and Transfer Requirements	31
ARTICLE IX. COVENANTS	32
9.1. Conduct of Business Pending Closing	32
9.2. Qualifications on Conduct.	34
9.3. Excluded Assets; Change of Name	34
9.4. Public Announcements	35
9.5. Parties’ Efforts and Further Assurances	35

9.6. Asset Records	35
9.7. Transition Services	35
9.8. Casualty and Condemnation	35
9.9. Employees	36
9.10. Payoff of Indebtedness for Borrowed Money	36
9.11. Financing Cooperation	36
ARTICLE X. CLOSING CONDITIONS	38
10.1. Seller’s Closing Conditions	38
10.2. Buyer’s Closing Conditions	39
ARTICLE XI. CLOSING	40
11.1. Closing	40
11.2. Seller’s Closing Obligations	40
11.3. Buyer’s Closing Obligations	41
ARTICLE XII. TERMINATION; REMEDIES	41
12.1. Termination.	41
12.2. Seller’s Remedies	42
12.3. Buyer’s Remedies	42
ARTICLE XIII. INDEMNIFICATION	42
13.1. Survival	42
13.2. Indemnification	42
13.3. Limitations on Liability.	43
13.4. Procedures	44
13.5. Waiver of Punitive Damages	46
13.6. Waiver of Other Representations	46
13.7. Exclusive Remedy and Release	46
ARTICLE XIV. TAXES	47
14.1. Tax Returns	47
14.2. Transfer Taxes	47
14.3. Purchase Price Allocation	47
14.4. Property Tax Allocation	48
14.5. Other Prorated Taxes	48
14.6. Tax Indemnification	49
14.7. Tax Contests	50
14.8. Tax Refunds/Tax Attributes	51
14.9. Section 754 Elections	51
14.10. Cooperation.	51
ARTICLE XV. MISCELLANEOUS	52
15.1. Counterparts	52
15.2. Governing Law	52
15.3. Entire Agreement	52
15.4. Expenses	52
15.5. Notices	52
15.6. Successors and Assigns	53
15.7. Amendments and Waivers	53

ii

15.8. Agreement for the Parties’ Benefit Only	54
15.9. Severability	54
15.10. Time of Essence	54

LIST OF EXHIBITS

Exhibit A	Assignment and Assumption of Membership Interest
Exhibit B	Transition Services Agreement
Exhibit C	Non-Foreign Affidavit
Exhibit D	Escrow Agreement

LIST OF SCHEDULES

A-1	Mineral Interests
A-2	Contracts
A-3	Equipment and Improvements
A-4	Royalty Accounts
1.1	Excluded Assets
3.3(a)	Estimated Working Capital Adjustment
4.1(e)	Consents
4.1(f)	Actions
4.1(g)	Violations of Laws
4.1(j)	Material Contracts
4.1(k)	Material Breaches/Defaults of Contracts
4.1(l)	Taxes
4.1(n)	House Gas
4.1(o)	Payout Balance
4.1(p)	Tax Partnerships
4.1(q)	Capital Expenditure Budget
4.1(r)	Wells
4.1(s)	Production Allowances/Balances
4.1(t)	Plugging and Abandonment
4.1(u)	Bonds
4.1(v)	Governmental Authorizations
4.1(z)	Insurance
4.1(bb)	Nonconsent Elections
4.1(cc)	Joint Operating Agreements
4.1(ee)	Financial Statements
4.2(d)	Conflicts/Violations
4.2(e)	Buyer’s Consents
9.1(c)(3)	Permitted Acquisitions of Mineral Interests
9.5	Contracts to be assigned from PetroEdge Resources, LLC and PetroEdge Resources Partners, LLC

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of June 5, 2008, is by and between PetroEdge Resources Partners, LLC, a Delaware limited liability company (“Seller”), and Quest Resource Corporation, a Nevada corporation (“Buyer”).

WHEREAS, PetroEdge Resources (WV) LLC, a Delaware limited liability company (the “Company”) owns undivided interests in certain oil and gas leases and related assets located in various fields situated in the States of West Virginia, Pennsylvania and New York;

WHEREAS, Seller is the sole member of the Company; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the membership interests of the Company (the “Membership Interests”) upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND RULES OF CONSTRUCTION

1.1.	Definitions. As used herein, the following terms have the following meanings:

“Accountants” has the meaning provided such term in Section 3.3(b)(3).

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence or proceeding.

“Additional Capital Contributions” has the meaning provided such term in Section 3.4.

“Adjusted Purchase Price” has the meaning provided such term in Section 3.1.

“Adjustment Period” means the time period beginning at the Effective Time and ending at 7:00 a.m. Eastern time on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreed Rate” means an annual rate of interest equal to 10 percent.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Allocated Value” has the meaning provided to such term in Section 8.1.

“Allocation Schedule” has the meaning provided to such term in Section 14.3.

“Asset Records” means any and all lease files, land files, easement and rights-of-way files, property records, division order files, production marketing files, contract files, well files, production records, operations files, seismic, geological, geophysical and engineering maps and data, litigation files, abstracts, title opinions, land surveys, logs, environmental records, copies of tax and accounting records and files, and all other books and records, files, documents, maps and data (in whatever form, including electronic media) arising out of or relating to the business or operations of the Company, including the ownership, use, maintenance or operation of the Assets.

“Assets” means all of the assets of the Company other than the Excluded Assets, including the following described assets and properties:

(a)	The Mineral Interests;
(b)	The Contracts;
(c)	The Equipment and Improvements;
(d)	The Asset Records;
(e)	The Claims;
(f)	The Royalty Accounts; and

(g)       All (i) Oil, Gas and other Hydrocarbons produced from or attributable to the Mineral Interests and (ii) proceeds from or of such Oil, Gas and other Hydrocarbons (including accounts receivable with respect to the sale of such Oil, Gas and other Hydrocarbons).

“Audited Financial Statements” has the meaning provided such term in Section 4.1(ee)(1).

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the States of Texas or Oklahoma and that is not otherwise a federal holiday in the United States.

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning provided such term in Section 13.2(a).

“Buyer Tax Act” has the meaning provided such term in Section 14.6(a).

“Capital Expenditure Budget” means the budget for capital expenditures attached hereto as Schedule 4.1(q).

“Cash Flow Adjustment” has the meaning set forth in Section 3.4.

“CERCLA” means the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim Notice” has the meaning provided such term in Section 13.4(a).

“Claims” means all right, title and interest of the Company to any claims, rights or credits to the extent attributable to the Company’s business or the ownership, use, construction, maintenance or operation of the Assets.

“Closing” means the consummation of the transactions contemplated by this Agreement, in accordance with the requirements of Article XI

“Closing Date” means the later of (a) July 11, 2008, or (b) the fifth Business Day after satisfaction or waiver of the conditions set forth in Article X to be satisfied prior to the Closing (other than those conditions that by their terms are satisfied after the Closing, but subject to the satisfaction and waiver of such conditions), or such other (earlier or later) date as Buyer and Seller may agree in writing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning provided such term in the preamble to this Agreement.

“Contracts” means all of the Company’s right, title and interest in, to and under, or derived from (i) the contracts, agreements and instruments described in Schedule A-2 and (ii) such additional contracts, agreements and instruments as are entered into by the Company in the ordinary course of business after the date hereof until the Closing and consistent with past practice and the requirements of Article IX.

“Corrective Action” has the meaning provided such term in Section 6.3.

“Cut-off Date” has the meaning provided such term in Section 12.1(a)(2).

“Debt Payments” has the meaning provided such term in Section 3.4.

“Deductible Amount” has the meaning provided such term in Section 13.3(a).

“Defect Cure Asset” has the meaning provided such term in Section 8.2.

“Defect Notice” has the meaning provided such term in Section 8.1.

“Direct Claim” has the meaning provided such term in Section 13.4(d).

“Dollars” and “$” mean the lawful currency of the United States.

“Effective Time” means 7:00 a.m. local time at the location of the Assets on May 1, 2008.

“Environmental Assessments” means the Environmental Assessment of Braxton Oil & Gas prepared by E.vironment, L.P. for PetroEdge Resources, L.L.C. dated May 2005 and the

Environmental Assessment of Whittle Corporation prepared by E.vironment, L.P. for PetroEdge Resources, L.L.C. dated February 2005.

“Environmental Defect” has the meaning provided such term in Section 6.3.

“Environmental Defect Amount” has the meaning provided such term in Section 6.4.

“Environmental Law” means all applicable Laws of any Governmental Authority relating to the protection of the environment, pollution, or its impacts on human health including CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, each as amended as of the date hereof, any regulations promulgated pursuant thereto, and any state or local counterparts.

“Equipment and Improvements” means all of the Company’s right, title and interest in, to and under, or derived from, the personal property, improvements, fixtures, facilities, wells (whether producing, unplugged, plugged and abandoned, shut-in, injection, disposal or water supply), gathering lines, flow lines, injection lines, pipelines, tanks, boilers, buildings, machinery, pumps, equipment (surface and down hole), inventory, utility lines, power lines, telephone lines, roads and other appurtenances, including any of the foregoing that are situated upon or used or held for use by the Company in connection with the ownership, operation, maintenance or repair of the Mineral Interests or performance of the Contracts, or for the production, treatment, storage, gathering or marketing of Oil, Gas, other Hydrocarbons or other minerals or substances attributable thereto. The Equipment and Improvements include the various items described in Schedule A-3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the account or accounts maintained by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” has the meaning provided such term in Section 11.2(e).

“Estimated Working Capital” means the estimated Net Working Capital of the Company as of the Effective Time.

“Estimated Working Capital Adjustment” has the meaning provided such term in Section 3.3(a).

“Excluded Assets” means the items listed on Schedule 1.1.

“Final Calculations” has the meaning provided such term in Section 3.3(b).

“Final Working Capital” means the Net Working Capital of the Company as of the Effective Time.

“Financial Statements” has the meaning provided such term in Section 4.1(ee)(1).

“Financing” means the equity and debt financing required to enable Buyer to consummate all of the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Gas” means all gas, whether hydrocarbon or non-hydrocarbon or any combination or mixture thereof, including Hydrocarbons, hydrogen, sulfide, helium, carbon dioxide, nitrogen, hydrogen and casinghead gas.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Governmental Authorizations” has the meaning provided such term in Section 4.1(v).

“Hydrocarbon Tax” means any Hydrocarbon production or similar excise Tax based upon or measured by the operation of the Assets or the production of Hydrocarbons therefrom, but excluding any Income Tax or Property Tax.

“Hydrocarbons” means oil, gas, coalbed methane, coalseam gas, coalbed gas, methane gas, gob gas, occulated gas and other naturally occurring gases contained in or associated with any coal seam and gas originating in or produced from any coal seam, and other liquid or gaseous hydrocarbons and all components of any of them or produced in connection therewith.

“Income Tax” means any federal, state, local or foreign income, franchise or similar Tax.

“Indebtedness for Borrowed Money” means all indebtedness, liabilities and obligations to any Person for borrowed money, including (a) all indebtedness, liabilities and obligations of a Person evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of a Person upon which interest charges are customarily paid (excluding trade accounts payable in the ordinary course of business), (c) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a letter of credit, fidelity bond, surety bond, performance bond or bankers’ acceptance, (d) any guaranty by a Person of any indebtedness, liability or obligation of another Person (including, the pledge of any collateral or grant of any security interest by a Person in any property as security for any such indebtedness, liability or obligation), whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, (e) the deferred purchase price of assets or services purchased (excluding trade accounts payable in the ordinary course of business), (f) indebtedness, liabilities or obligations of a Person or any subsidiary of such Person, as lessee, under any lease of property (whether real, personal or mixed) that should be classified in accordance with GAAP as a capital lease, (g) indebtedness, liabilities or obligations in respect of any sale-leaseback transaction, (h) all prepayment fees, make whole amounts or other payments that such Person would have to make in the event of an early termination, as of the date Indebtedness for Borrowed Money is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange arrangements or interest or exchange rate hedging arrangements (including all losses associated with interest rate swap arrangements), and (i) accrued interest.

“Indemnification Deposit” means $5,000,000 deposited with the Escrow Agent pursuant to the Escrow Agreement, plus the amount, if any, deposited pursuant to Section 8.6.

“Indemnified Party” has the meaning provided such term in Section 13.4(a).

“Indemnifying Party” has the meaning provided such term in Section 13.4(a).

“Interim Financial Statements” has the meaning provided such term in Section 4.1(ee)(1).

“IRS” means Internal Revenue Service of the United States.

“knowledge” of Seller or the Company means the actual knowledge of Mark Malinski, Larry Richard, John Ward, Joe Holsen or Larry Buchanan.

“Law” means any applicable statute, writ, law, rule, regulation, ordinance, Order, judgment, injunction, award, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement.

“Lien(s)” means any liens, charges, pledges, options, encumbrances, mortgages, deeds of trust, hypothecations, or security interests.

“Losses” has the meaning provided such term in Section 13.2(a).

“Material Adverse Effect” means a material adverse effect on the value of the Company’s business or the Assets (taken as a whole and after taking into account any insurance, indemnity and other recoveries payable in respect thereof) excluding any effect resulting from (a) any change in economic, industry or market conditions (whether general or regional in nature or limited to any area where any Assets are located), (b) any change in Law or regulatory policy, or (c) the announcement of the transactions contemplated hereby.

“Membership Interests” has the meaning provided such term in the preamble to this Agreement.

“Mineral Interests” means all of the following owned or held by the Company in the States of West Virginia, Pennsylvania and New York on the Closing Date: (a) mineral servitudes and leases affecting, relating to, covering or granting any right to any Oil, Gas and other Hydrocarbons in place and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as all working interests, overriding royalty interests, royalty interests, reversionary interests, net profits interests, rights to take royalties in-kind, carried interests, rights of recoupment and other interests in, under or relating to such leases, (b) fee interests and surface interests, including easements, rights-of-way, servitudes, franchises, surface leases, and subsurface leases, (c) fee interests, royalty interests and any other interests in Oil, Gas or other Hydrocarbons in place, (d) any economic or contractual rights, options or interests in and to any of the foregoing, including any sublease, farm-out or farm-in agreement or production payment affecting any interest or estate in Oil, Gas or other Hydrocarbons in place, (e) any and all rights and interests in, to and under, or derived from, any pooling, unitization, communitization, production sharing or similar agreement, order or declaration (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any Governmental Authority having appropriate jurisdiction), and (f) any other interests in the production of Oil, Gas, Hydrocarbons or other minerals or substances from the lands (or lands pooled therewith) owned, leased or interests held therein by the Company in West Virginia, Pennsylvania and New York. The Mineral Interests include the various leases, rights and other interests described in Schedule A-1.

“Negative Imbalance” means, respectively as to each of the Mineral Interests and without duplication (including duplication of any amount included as a current liability in the determination of Net Working Capital), the sum (expressed in MMBtus) of (i) the aggregate make-up, prepaid or other volumes of natural gas that the Company was obligated as of the Effective Time, on account of prepayment, advance payment, take-or-pay, gas imbalancing or similar obligations, to deliver from such Mineral Interests after the Effective Time without then or thereafter being entitled to receive full payment therefor (proportionately reduced to the extent the Company will be entitled to receive partial payment therefor), and (ii) the aggregate pipeline or processing plant imbalances or over-deliveries for which the Company is obligated to pay or deliver natural gas or cash to any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any other natural gas attributable to the Mineral Interests.

“Net Revenue Interest” means an interest (expressed as a percentage or decimal fraction) in and to all Oil, Gas and other Hydrocarbons produced and saved from or attributable to the Mineral Interests or part thereof.

“Net Working Capital” means, as of any given date, an amount (which may be positive or negative) equal to the total current assets of the Company as of such date minus the total current liabilities of the Company as of such date, in each case determined in accordance with GAAP and without giving effect to the transactions contemplated hereby; provided, however, that current liabilities shall not include the current portion of any long-term indebtedness.

“New Property Acquisition Costs” has the meaning provided such term in Section 3.4.

“Objection Notice” has the meaning provided such term in Section 3.3(b)(2).

“Oil” means all oil, natural crude oil or petroleum and other hydrocarbons regardless of gravity, produced at the well in liquid form by ordinary production methods.

“Order” means any order, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Organizational Documents” means the certificate of formation, limited liability company agreement, or similar formation or governing documents and instruments.

“Other Prorated Taxes” has the meaning provided such term in Section 14.5.

“Payoff Amount” has the meaning provided such term in Section 9.10.

“Payoff Letter” has the meaning provided such term in Section 9.10.

“Performance Deposit” has the meaning provided such term in Section 3.2(a).

“Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities.

“Permitted Borrowings” has the meaning set forth in Section 3.4.

“Permitted Encumbrances” means (A) Liens for Taxes which are not yet delinquent or which are being contested in good faith and for which adequate reserves have been established; (B) normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Assets, which obligations are not yet due and pursuant to which the Company is not in default; (C) mechanic’s and materialman’s Liens relating to the Assets, which obligations are not yet due and pursuant to which the Company is not in default; (D) Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not decrease the Net Revenue Interest, increase the Working Interest (without a proportionate increase in the Net Revenue Interest) or materially affect the value of any property encumbered thereby; (E) all approvals required to be obtained from Governmental Authorities that are lessors under leases forming a part of the Assets (or who administer such leases on behalf of such lessors) which are customarily obtained post-closing; (F) Preference Rights and consent to transfer requirements of any Person (to the extent same have been complied with in connection with any and all prior sales, assignments, or transfers of such Asset and are not triggered by the consummation of the transactions contemplated herein); and (G) Liens released at or prior to Closing; and (H) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Plugging and Abandonment Obligations” means any and all liabilities arising out of or attributable to the plugging, abandonment or removal, or any obligation to plug, abandon or remove, any well, platform, pipeline, facilities, equipment, fixtures or other property described or referenced in Schedule A-1 or located on the Assets which as of the Effective Time has not been plugged, abandoned and removed in accordance with the terms of the Mineral Interests and all Laws applicable thereto.

“Positive Imbalance” means, respectively as to each of the Mineral Interests and without duplication (including duplication of any amount included as a current asset in the determination of Net Working Capital), the sum (expressed in MMBtus) of (i) the aggregate make-up, prepaid or other volumes of natural gas that the Company was entitled as of the Effective Time, on the account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to receive from the Mineral Interests after the Effective Time, and (ii) the aggregate pipeline or processing plant imbalances or under-deliveries for which the Company is entitled to receive natural gas or cash from any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any natural gas attributable to the Mineral Interests.

“Post-Closing Date Tax Period” means any Tax period (or a portion thereof) that is not a Pre-Closing Date Tax Period.

“Pre-Closing Date Tax Period” means any Tax period ending on or before the Closing Date.

“Preference Property” means any Asset or portion thereof affected by a Preference Right.

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contests, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Property Tax” means any ad valorem or property (real, personal or mixed) tax imposed with respect to the Assets.

“Purchase Price” has the meaning provided such term in Section 3.1.

“Registration Statement” has the meaning provided such term in Section 9.11(b).

“Representatives” means the officers, directors, employees, agents, representatives, external accountants, outside counsel, and actual and prospective debt and equity financing sources of a party.

“Required Financial Information” has the meaning provided in Section 9.11(d).

“Reserve Engineer” means DeGolyer and MacNaughton.

“Reserve Report” means that certain Reserve Report dated as of December 31, 2007, prepared by the Reserve Engineer with respect to the Assets.

“Royalty Accounts” means those separately identifiable accounts (and all monies contained therein) which are expressly identified and set forth in Schedule A-4 and in which the Company is holding as of the date hereof monies which (i) are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of Oil, Gas or other Hydrocarbons attributable to the Assets, or (ii) may be subject to refund by royalty owners or other third parties to purchasers of past production of Oil, Gas or other Hydrocarbons attributable to the Assets.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning provided such term in the preamble to this Agreement.

“Seller Controlled Entity” means any corporation, trade, business or entity which is or has ever been under common control, or which is or has ever been treated as a single employer, with Seller under Section 414(b), (c), or (m) of the Code, or Section 4001 of ERISA.

“Seller Indemnified Parties” has the meaning provided such term in Section 13.2(b).

“Seller’s Accountants” means UHY LLP.

“Seller Plan” means each (i) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, including but not limited to employee benefit plans, such as foreign plans, that are not subject to the provisions of ERISA; and (ii) material personnel policy, stock option plan, stock purchase plan, stock appreciation rights plan, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, education, adoption or dependent care assistance program, severance pay plan, policy or agreement, deferred compensation agreement on arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice or understanding with respect to which the Seller or any Seller Controlled Entity (including the Company) maintains, contributes to or sponsors for the benefit of any current or former employee, officer or director of the Seller or Seller Controlled Entity.

“Straddle Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

“Tax Claim” has the meaning provided such term in Section 14.7(a).

“Tax Partnership” has the meaning provided such term in Section 4.1(p).

“Tax Proceeding” has the meaning provided such term in Section 14.10.

“Tax Returns” means any report, return, election, document, estimated Tax filing, declaration, claim for refund, information return, or other filing related to Taxes provided to any Governmental Authority including any schedules or attachments thereto and any amendment thereof.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise.

“Taxing Authority” means the IRS and any other domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Third Party Claim” has the meaning provided such term in Section 13.4(a).

“Title Defect” has the meaning provided such term in Section 7.2.

“Title Defect Amount” has the meaning provided such term in Section 7.3.

“Title IV Plan” has the meaning provided such term in Section 4.1(y)(2).

“Transaction Documents” means this Agreement and all other agreements, instruments and documents that are required by the terms of this Agreement to be executed or delivered by Seller or Buyer.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Transfer Taxes” means state and local transfer, sales, use, stamp, registration or other similar Taxes.

“Transition Services Agreement” has the meaning provided such term in Section 9.7.

“United States” means United States of America.

“WestLB Credit Facility” means the transactions pursuant to the Credit Agreement dated as of August 24, 2006 among PetroEdge Resources Partners, LLC, PetroEdge Resources (WV) LLC, and WestLB AG.

“Working Interest” shall mean the percentage of costs and expenses attributable to the maintenance, development and operation of the Mineral Interest or part thereof.

1.2.	Rules of Construction.

(a)             All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules, appendices and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)             If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” means “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” is disjunctive but not necessarily exclusive.

(c)             The parties acknowledge that each party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)             The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)             All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f)              All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

SALE AND PURCHASE OF MEMBERSHIP INTERESTS

On and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey the Membership Interests, free and clear of any Liens, to Buyer, and Buyer agrees to purchase from Seller, the Membership Interests.

ARTICLE III.

PURCHASE PRICE AND PAYMENT

3.1.      Purchase Price. The purchase price for the sale and conveyance of the Membership Interests to Buyer is $140,000,000 (the “Purchase Price”), subject to adjustment in accordance with the terms of this Agreement. The “Adjusted Purchase Price” shall be the Purchase Price (i) as adjusted by the Estimated Working Capital Adjustment determined pursuant to Section 3.3(a), (ii) as adjusted by the Cash Flow Adjustment determined pursuant to Section 3.4, (iii) as adjusted downward for Preference Properties which are purchased by a third party in accordance with and as contemplated by Section 8.6, (iv) as adjusted downward for any Environmental Defect or the transfer to Seller of any Asset affected by an Environmental Defect pursuant to Section 8.2, (v) as adjusted downward for any Title Defect or the transfer to Seller of any Asset affected by a Title Defect pursuant to Section 8.2, (vi) as adjusted for pipeline imbalances, if any, pursuant to Section 3.5, (vii) as adjusted downward for any Assets transferred to Seller as the result of any casualty or condemnation in accordance with Section 9.8, (viii) as adjusted for Taxes in accordance with Article XIV (to the extent such adjustment is to be made at Closing), and (ix) as adjusted downward by the amount of the Performance Deposit delivered pursuant to Section 3.2.

3.2.	Payment.

(a)             On the date of execution of this Agreement, Buyer shall deposit an amount equal to $5,000,000.00 with Seller as a deposit hereunder (the “Performance Deposit”) by wire transfer of such amount in immediately available funds to an account designated in writing by Seller. For federal Income Tax purposes, any interest earned on the Performance Deposit shall be reported by (i) Buyer if the Performance Deposit is returned to Buyer in accordance with Section 12.3, to the extent of the interest paid to Buyer by Seller pursuant to Section 12.3 and (ii) except to the extent required to be reported by Buyer pursuant to clause (i), by Seller.

(b)	At the Closing, Buyer shall:

(1)       pay the Adjusted Purchase Price (less the Indemnification Deposit and less all Payoff Amounts under the WestLB Credit Facility and any other Indebtedness for Borrowed Money) by wire transfer of immediately available funds to an account or accounts specified by Seller to Buyer on or prior to the Business Day immediately preceding the Closing Date;

(2)       tender the Indemnification Deposit to the Escrow Agent by wire transfer of immediately available funds to the account provided by the Escrow Agent; and

(3)       tender to the appropriate parties all Payoff Amounts to the accounts specified in the Payoff Letters.

(c)             In connection with the deposit of the Indemnification Deposit with the Escrow Agent, the parties agree to treat any interest earned each year on the Escrow Account as income of Seller for federal Income Tax purposes. In addition, nothing contained in the Escrow Agreement will be considered as limiting or be deemed to limit liability for a breach of a representation, warranty, covenant, or any indemnify obligation to the Indemnification Deposit, it being agreed that all such limitations are contained in this Agreement.

3.3.	Net Working Capital Adjustment.

(a)             At least three Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer Seller’s written calculation of the Estimated Working Capital Adjustment (including the Estimated Working Capital). If the Estimated Working Capital is less than $-0-, then the Purchase Price payable at Closing will be reduced dollar-for-dollar by such difference. If the Estimated Working Capital is greater than $-0-, then the Purchase Price payable at Closing will be increased dollar-for-dollar by an amount equal to such excess. Such decrease or increase, if any, in the

Purchase Price is hereinafter referred to as the “Estimated Working Capital Adjustment.” A sample calculation of the Estimated Working Capital Adjustment is set forth in Schedule 3.3(a).

(b)             (1)       As soon as reasonably practicable following the Closing Date, and in any event within 45 days thereafter, Buyer shall prepare and deliver to Seller a calculation of the Final Working Capital (the “Final Calculations”).

(2)       Seller shall have the right to review and verify the Final Calculations. Buyer shall provide Seller reasonable access to the records and employees of the Company and shall cooperate and cause the Company to cooperate in all reasonable respects with Seller in connection with its review of such work papers and other documents and information relating to the Final Calculations as Seller shall reasonably request and that are available to Buyer and the Company or their independent public accountants. If, within 30 days after Seller’s receipt of the Final Calculations, Seller has not given written notice to Buyer of objection thereto, then Seller shall be deemed to have accepted the Final Calculations, which shall then be final, binding and conclusive for all purposes hereunder. If Seller gives written notice of any objection to the Final Calculations (an “Objection Notice”) within such 30 day period, then Seller and Buyer will use all commercially reasonable efforts to resolve the disputed matter(s) within the 30 day period following the delivery of such Objection Notice.

(3)       If, at the end of the 30 day resolution period, the parties are unable to resolve any disagreement between them with respect to the preparation of the Final Calculations, then Buyer and Seller shall each shall deliver simultaneously to Ernst & Young LLP (or if such firm is unwilling or unable to serve, another nationally recognized accounting firm mutually agreed on by the parties; the accounting firm ultimately chosen, the “Accountants”) the Objection Notice and such work papers and other reports and information relating to the disputed matter(s) as the Accountants may request and shall be afforded the opportunity to discuss the disputed matter(s) with the Accountants. The Accountants shall have 30 days to carry out a review and prepare a written statement of its determination regarding the disputed matter(s) which determination shall be final and binding upon the Parties. Any fees and expenses of the Accountants incurred in resolving the disputed matter(s) shall be borne equally by Buyer, on the one hand, and by Seller, on the other hand.

(c)             Upon determination of the Final Working Capital in accordance with Section 3.3(b), (i) if the Final Working Capital is less than the Estimated Working Capital, Seller shall promptly pay to Buyer, by wire transfer of immediately available funds to the account designated by Buyer, such difference, or (ii) if the Final Working Capital is greater than the Estimated Working Capital, Buyer shall promptly pay to Seller, by wire transfer or delivery of other immediately available funds to the account designated by Seller, such excess.

3.4.      Adjustment Period Cash Flow Adjustment. The parties have agreed upon the Net Working Capital adjustment as of the Effective Time, and intend that, to the extent provided in this Section 3.4, the net cash flow from operations of the Company during the Adjustment Period (whether positive or negative) will be for the account of Buyer. In addition to the requirements set forth in Article IX, Seller will not permit the Company to take any of the following actions during the Adjustment Period: (i) declare or pay or become obligated to declare or pay any dividend, distribution or similar payment, directly or indirectly, with respect to the membership interests or other equity interests or securities of the Company; (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of the membership interests or other equity interests or securities of the Company or issue or agree to issue additional membership interests or other equity interests or securities or rights to acquire any of the foregoing or any securities convertible into or exchangeable for an equity interest in the Company; or (iii) make or become obligated to make any payment to Seller, PetroEdge Resources, LLC or other Affiliate of the Company, except that the Company may make a payment of up to $75,000 per month (which amount shall be prorated on a per diem basis for any period of less than one month during which the indicated services are provided) to Seller or PetroEdge Resources, LLC in accordance with past practice and as a reimbursement for general and administrative overhead and similar services provided by Seller or PetroEdge Resources, LLC to the Company. At the Effective Time, the aggregate principal outstanding borrowings and advances under the WestLB Credit Facility were $40,000,000. During the Adjustment Period, Seller may make additional borrowings under the WestLB Credit Facility only as reasonably necessary to meet the cash flow needs of the Company that are not satisfied through cash generated from the Company’s operations, and all borrowings under the WestLB Credit Facility will be advanced directly to the Company (and to the exclusion of Seller or any other co-borrower) (the principal amount of such permitted borrowings during the Adjustment Period, the “Permitted Borrowings”). Except for the Permitted Borrowings, the Company shall not incur any Indebtedness for Borrowed Money during the Adjustment Period. In addition to the Permitted Borrowings, Seller may make additional cash capital contributions to the Company during the Adjustment Period (the “Additional Capital Contributions”), but only as reasonably necessary to meet the cash flow needs of the Company not met through Permitted Borrowings. If the sum of the Permitted Borrowings and the Additional Capital Contributions exceeds the sum of the aggregate amount of all payments of principal, interest, fees or other amounts paid by the Company to WestLB or the other lenders under the WestLB Credit Facility during the Adjustment Period (the aggregate of such payments during the Adjustment Period, the “Debt Payments”) and the amounts paid (or incurred and required to be paid) for the acquisition during the Adjustment Period of additional Mineral Interests (the “New Property Acquisition Costs”), then the Purchase Price payable at Closing will be increased dollar-for-dollar by the amount of such excess. If the sum of the Debt Payments and the New Property Acquisition Costs exceeds the sum of the Permitted Borrowings and Additional Capital Contributions, then the Purchase Price payable at Closing will be decreased dollar-for-dollar by an amount equal to such excess. Such decrease or increase, if any, in the Purchase Price is hereinafter referred to as the “Cash Flow Adjustment.” If the Company has not completed and made payment for the acquisition of all of the Mineral Interests listed on Schedule 9.1(c)(3) prior to the Closing Date, then the Cash Flow Adjustment will be further revised (resulting in a Purchase Price decrease) by the value of those properties not yet acquired and paid for by the Company, using the values therefore as shown on Schedule 9.1(c)(3). At least three Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement reflecting all Permitted Borrowings and Additional Capital Contributions (with a corresponding description of the uses of such borrowings and capital contributions) and all Debt Payments and New Property Acquisition Costs, and reflecting Seller’s calculation of the Cash Flow Adjustment. Immediately prior to the preparation of Seller’s calculation of the Cash Flow Adjustment, Seller will cause the Company to make a Debt Payment under the WestLB Credit Facility in an amount equal to all of the Company’s available cash, and such Debt Payment shall be included in the calculation of the Cash Flow Adjustment (the foregoing required payment being for the purpose of minimizing the amount of any increase in the Purchase Price). If the parties have any disagreement regarding the accuracy or amount of the Cash Flow Adjustment, such disagreement shall be resolved using the same procedures as set forth in Section 3.3 for the resolution of issues relating to the determination of the Final Working Capital.

3.5.	Pipeline Imbalance Adjustments. The Purchase Price shall be:

(a)             Reduced by the product obtained by multiplying the aggregate amount of Negative Imbalances by $9.50 per MMBtu; and

(b)             Increased by the product obtained by multiplying the aggregate amount of Positive Imbalances by $9.50 per MMBtu.

3.6.      No Duplicative Effect. The provisions of Sections 3.1, 3.3, 3.4 and 3.5 and as set forth in any of the other Transaction Documents shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation or preparation of (including any component of) the Adjusted Purchase Price, the Estimated Working Capital Adjustment, the Final Calculations or the Final Working Capital, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of such calculation. The parties acknowledge and agree that in the event that there is a conflict between a determination, calculation or methodology set forth in this Agreement on the one hand, and those provided by GAAP, on the other hand, (a) the determination, calculation or methodology set forth in this Agreement shall control to the extent that the matter is included in this Agreement as a line item or specific adjustment and (b) the determination, calculation or methodology prescribed by GAAP shall control to the extent the matter is not so addressed in this Agreement or requires reclassification as an asset or liability to be included in a line item or specific adjustment.

3.7.      Tax Treatment of Adjustments to Purchase Price. For Tax purposes, the parties agree to treat all payments made under Sections 3.3, 3.4, 3.5, 8.2, 8.6, 9.8 and Article XIV or under any indemnity provisions contained in this Agreement, or for breaches of representations, warranties, covenants or agreements, as adjustments to the Purchase Price, unless they are required to treat such payments otherwise by applicable Tax Laws.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

4.1.      Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a)	Organization and Qualification.

(1)       Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to carry on its business as it is now being conducted. Seller is duly qualified to do business, and is in good standing, in each jurisdiction in which the assets owned or leased by it makes such qualification necessary, except where the failure to so qualify and be in good standing will not have a material adverse effect upon the business of Seller or its ability to perform its obligations under this Agreement.

(2)       The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to carry on its business as it is now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction in which the assets owned or leased by it makes such qualification necessary, except where the failure to so qualify and be in good standing will not have a Material Adverse Effect.

(b)	Authority; Capitalization.

(1)       Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents required to be executed and delivered by Seller hereunder and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action on the part of Seller.

(2)       The execution and delivery of this Agreement and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action on the part of the Company.

(3)       Seller holds of record and owns beneficially all of the membership interests of the Company free and clear of any Liens. Except for the membership interests owned by Seller, there are no other equity interests in the Company. All membership interests in the Company are represented by certificate number 1.

(4)       There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests in the Company, any other commitments or agreements providing for the issuance of additional equity interests in the Company or the repurchase or redemption of equity interests in the Company, and there are no agreements of any kind that may obligate the Company to issue, purchase, redeem or otherwise acquire any of its equity interests. There are no voting agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Company.

(c)             Enforceability. This Agreement constitutes, and upon the Closing each of the Transaction Documents required to be executed and delivered by Seller hereunder will constitute, a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors.

(d)             No Conflict or Violation. Except for any exceptions set forth in Section 4.1(e) (or referenced in Schedule 4.1(e)), neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by Seller will (i) conflict with or result in a violation or breach of or default under any provision of Seller’s Organizational Documents or the Company’s Organizational Documents, (ii) conflict with or result in a violation or breach of or default under any agreement, indenture or other instrument under which Seller or the Company is bound, other than such conflicts, breaches, violations or defaults as will not have a Material Adverse Effect, or (iii) violate or conflict with any Law applicable to Seller or the Company.

(e)             Consents. Except for (i) Preference Rights and Transfer Requirements, and (ii) consents, approvals, authorizations, permits, filings or notices referenced in Schedule 4.1(e), no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller.

(f)              Actions. Except as set forth in Schedule 4.1(f), there is no Action pending or, to the knowledge of Seller, threatened to which Seller or the Company is (or is threatened to be made) a party.

(g)             Compliance With Laws. Except as set forth in Schedule 4.1(g), none of (i) Seller, (ii) the Company, or (iii) to the knowledge of Seller, any of the third party operators of the Company’s Assets with respect to such Assets, are in violation of any Law, other than violations of Law which are not reasonably expected to have a Material Adverse Effect; provided that, except as otherwise expressly provided in this Agreement, Seller makes no representation or warranty, express or implied, with respect to (i) any Environmental Law, (ii) any Tax Law, or (iii) the Company’s title to the Assets. No written notice has been received by Seller or the Company from any Governmental Authority or other Person claiming or asserting any material violation of Law or forfeiture or termination of any rights or interests of the Company in any of the Assets. There has been no production of Oil, Gas or other Hydrocarbons by the Company in excess of the allowable production established pursuant to applicable Law that has resulted or would result in a restriction on production by the Company subsequent to the Effective Time.

(h)             Brokerage Fees and Commissions. Neither Seller nor any Affiliate of Seller (including the Company) has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission or other similar form of compensation in respect of the transactions contemplated by this Agreement.

(i)              Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Seller, threatened against PetroEdge Resources, LLC, the Company or Seller.

(j)              Material Contracts. Schedule 4.1(j) sets forth a list of all contracts, agreements or commitments to which the Company is a party or by which the Assets are bound, including the following:

(1)       any contract or agreement between the Company and any Affiliate of Seller which will survive the Closing or which involves the Company or affects the Assets on or after the Effective Time;

(2)       any contract, agreement or commitment that commits the Company to aggregate expenditures of more than $50,000 in any calendar year;

(3)       any contract, agreement or commitment that commits the Company to sell, exchange, gather, process, treat, handle, store or transport any Hydrocarbon production exceeding 100 Mcfe per day;

(4)       any contract, agreement or commitment that constitutes (i) any agreement for the use or sharing of drilling rigs, (ii) any farm-in or farm-out agreement, exploration agreement, participation agreement, agreement for development or similar agreement providing for the earning of an ownership interest that has not been earned as of the date of this Agreement, (iii) any non-competition agreement or any agreement that would restrict, limit or prohibit the manner in which, or the localities in which the Company or any of its Affiliates (including Buyer, after the Closing) conduct their respective businesses of which Seller has knowledge, or (iv) any agreement creating an area of mutual interest of which Seller has knowledge;

(5)       any Indebtedness for Borrowed Money that relates to the Company or the ownership or operation of the Assets or creates any Lien on the Membership Interest or any Assets (it being acknowledged that Seller will cause the payment and satisfaction of all of the Company’s Indebtedness for Borrowed Money and release of any such Liens, at Closing); and

(6)       any forward sale, hedge, derivative or similar contract or arrangement.

(k)	Contracts.

(1)       The Contracts listed on Schedule A-2 (together with any contractual rights, agreements or instruments included in the Mineral Interests, Equipment and Improvements, Claims and Royalty Accounts) constitute all of the contracts, agreements and instruments that provide or confer any material rights or benefits in connection with the Company’s ownership or operation of the Assets (or the business represented thereby), including all oil sales contracts, casinghead gas sales contracts, gas sales contracts, processing contracts, gathering contracts, transportation contracts, Permits, farm-out contracts, farm-in contracts, balancing contracts, suspense funds, operating agreements, and areas of mutual interest.

(2)       Except as set forth in Schedule 4.1(k), (i) neither  the Company nor, to Seller’s knowledge, any other party thereto is in material breach of or material default under the terms of any of the Contracts or any of the agreements or instruments comprising, included in or binding upon the Mineral Interests or any contract, agreement or commitment listed in Schedule 4.1(j), and (ii) there does not exist under any provision of any of the foregoing, to Seller’s knowledge, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults or events which would not have a Material Adverse Effect.

(l)              Taxes. Except as set forth in Schedule 4.1(l), (i) the Company has duly and timely filed all Tax Returns required to be filed by it under applicable Law and all such Tax Returns are correct and complete in all material respects, (ii) the Company is not the beneficiary, directly or indirectly, of any extension of time within which to file a Tax Return, (iii) all material Taxes owed by the Company (whether or not shown or required to be shown on any Tax Return) have been timely paid in full, (iv) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax (other than Income Taxes) of Seller or the Company relating to the Company, (v) there are no administrative or judicial proceedings pending against the Company or against Seller relating to or in connection with the Company by any Taxing Authority with respect to any material Taxes (other than Income Taxes), (vi) there are no Liens on the Company or any of the Assets that arose in connection with the failure (or alleged failure) to pay any Tax, other than Permitted Encumbrances, (vii) as of the Closing Date, the Company will not be a party to any tax allocation agreement or tax sharing arrangement, (viii) none of the Assumed Obligations is an obligation to make a payment that is not deductible under Section 280G of the Code, and (ix) Seller is not a foreign person within the meaning of Section 1445(f) of the Code.

(m)            Receipt of Proceeds. The Company is timely receiving its share of proceeds from the sale of Oil, Gas and Hydrocarbons without suspense, counterclaim or set-off. Schedule A-4 contains an accurate and complete list of amounts held in suspense by the Company as of the date hereof.

(n)             Payments for Production. All shut-ins, rentals, royalties, excess royalty, overriding royalty interests and other payments due and payable by the Company to overriding royalty holders and other interest owners (including working interest owners) under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto have been paid except for the amounts held in suspense in the Royalty Accounts. Except with respect to the provision of house gas without charge to certain Persons, including those listed on Schedule 4.1(n) (which constitute all of such Persons known to Seller), the Company is not obligated under any contract or agreement for the sale of Hydrocarbons containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement to produce (or allow to be produced), gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor in an amount that corresponds to the Net Revenue Interest reflected in Schedule A-1.

(o)             Payout Balance. To Seller’s knowledge, Schedule 4.1(o) sets forth the status of any “payout” balance as of the Effective Time, for the Company’s wells and units, subject to reversion or other adjustment at some level of cost recovery or payout.

(p)             Tax Partnership. To Seller’s knowledge, except as set forth in Schedule 4.1(p), none of the Assets is held by or is subject to any contractual arrangement between Seller and any other Persons, whether owning undivided interests therein or otherwise, that is treated as or constitutes a partnership for United States federal Tax purposes (a “Tax Partnership”).

(q)             AFEs and Other Commitments. Except as set forth in the Capital Expenditure Budget attached hereto as Schedule 4.1(q), there were and are no authorities for expenditures, capital expenditures related to the drilling or reworking of wells, or other commitments for capital expenditures outstanding with respect to the Company’s Assets.

(r)              Wells. The only wells being drilled by the Company as of the date of this Agreement are those set forth in Schedule 4.1(r). Schedule 4.1(r) also separately provides a list of all wells previously drilled on or in connection with the Mineral Interests and in which the Company holds an interest.

(s)             Production Allowables/Balances. Neither Seller nor the Company has received written notice that there has been any change proposed in the production allowables for any of the Company’s wells. Except as set forth in Schedule 4.1(s), as of the Effective Time, no portion of the Company’s property is overproduced, underproduced or otherwise subject to an imbalance in respect of Oil, Gas or other Hydrocarbons or is otherwise subject to a pipeline imbalance.

(t)              Plugging and Abandonment. To Seller’s knowledge, since the Effective Time, the Company has not abandoned, and is not in the process of abandoning, any wells (nor has it removed, nor is it in the process of removing, any material items of personal property, except those replaced by items of substantially equivalent suitability and value). Except as set forth in Schedule 4.1(t), there are no wells located on the Mineral Interests:

(1)       with respect to which Seller or the Company has received an order from any Governmental Authority requiring that such well be plugged and abandoned that has not been plugged and abandoned;

(2)       that formerly produced but that are currently shut in or temporarily abandoned; or

(3)       that, to Seller’s knowledge, have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Mineral Interests.

(u)             Current Bonds. Schedule 4.1(u) sets forth a list of all surety bonds, letters of credit and other similar instruments maintained by the Company.

(v)             Governmental Authorizations. Except as set forth in Schedule 4.1(v), the Company has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates and consents (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operations of the Assets as currently owned and operated (excluding Governmental Authorizations required by Environmental Laws), except for any Governmental Authorizations the failure of which to obtain and maintain will not have a Material Adverse Effect. Except as set forth in Schedule 4.1(v), since the Effective Time no written notices of material violation have been received by Seller or the Company.

(w)            Condemnation. To Seller’s knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any of the Assets by reason of condemnation or the threat of condemnation.

(x)             FERC. Neither Seller nor, to Seller’s knowledge, any of its Affiliates (including the Company) has filed any tariffs with the Federal Energy Regulatory Commission.

(y)	Employee Related Matters.

(1)       None of the Seller Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Seller or any Seller Controlled Entity could incur liability under Section 4063 or 4064 of ERISA. The Company does not currently have, and at no time has had, any common law employees or leased employees and does not currently, nor has in the past six years, directly employed any independent contractor or consultant.

(2)       Neither Seller nor any Seller Controlled Entity sponsors, maintains or has any obligation to contribute to (nor has sponsored, maintained or contributed to within the last six years prior to the Closing Date) any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code with respect to which Seller or a Seller Controlled Entity has or may have any liability.

(3)       The Company is not and has never been a participating employer in any Seller Plan that is intended to be qualified under Section 401(a) of the Code. The Company has not been a party to any transaction that could give rise to any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA. The Company does not currently and has never sponsored a group health plan subject to the coverage continuation requirements of Section 4980B of the Code or any similar state law.

(4)       The Company has no liability with respect to any obligation to provide post-retirement medical, disability of death benefits (whether or not insured) with respect to any Person other than coverage mandated by Section 4980B of the Code or state Law.

(5)       Neither Seller nor any of its Affiliates has agreed to recognize any labor union or other collective bargaining representative nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of Seller or any of its Affiliates.

(6)       Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise, including without limitation, any termination of employment), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(7)       No event has occurred, nor has there been any omission, which would constitute or result in a violation of, or noncompliance with, any laws, rulings or regulations applicable to any Seller Plan, that could subject Buyer to liability (except for liability for benefits, claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable statute, order of governmental rule or regulation.

(z)             Insurance. Schedule 4.1(z) contains a list of all policies of insurance and bonds of any type presently in force (including all occurrence based policies that provide coverage for events occurring in any of the five years prior to the date of this Agreement) with respect to the Company or the Assets, including those covering product liability claims and the operations of the Assets. As of the date of this Agreement, there are no outstanding unpaid claims under any such policy of insurance or bond. Schedule 4.1(z) also sets forth, by year, for the current policy year and each of the three preceding policy years: (i) a summary of the loss experience under each policy of insurance; (ii) a statement describing each claim under a policy of insurance for an amount in excess of $10,000, which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(aa)           FCC Matters. The Company does not hold any material licenses, permits, certificates, approvals, franchises, consents, waivers, registrations or other authorizations issued by the Federal Communications Commission.

(bb)           Nonconsent Elections. To the knowledge of Seller, Schedule 4.1(bb) sets forth each situation in which the Company elected not to participate in an operation with respect to the Mineral Interests since the date of the Reserve Report that remains subject to a loss of interest or penalty.

(cc)           Joint Operating Agreements. To the knowledge of Seller, Schedule 4.1(cc) sets forth each joint operating agreement to which the Company is a party or by which the Assets are subject.

(dd)           No Liens Securing Financings. Except for Liens that will be fully released prior to Closing, neither the Membership Interests nor any of the Assets are encumbered by any Liens granted or created by Seller, the Company or their Affiliates to secure obligations of Seller, the Company or their Affiliates with respect to any Indebtedness for Borrowed Money.

(ee)	Financial Information; Books and Records.

(1)       Set forth in Schedule 4.1(ee) are true and complete copies of (i) the audited consolidated balance sheet of PetroEdge Resources, LLC for each of the three fiscal years ended as of December 31, 2007, December 31, 2006 and December 31, 2005, and the related audited consolidated statements of operations, changes in members’ deficit and cash flows of PetroEdge Resources, LLC, together with all related notes and schedules thereto, accompanied by the reports thereon of Seller’s Accountants (collectively referred to herein as the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of

PetroEdge Resources, LLC as of March 31, 2008 and the related unaudited consolidated statements of operations, changes in members’ deficit and cash flows of PetroEdge Resources, LLC for the three-month period ended March 31, 2008 (collectively referred to herein as the “Interim Financial Statements” and, together with the Audited Financial Statements and any other financial statements provided pursuant to Section 9.11 hereof the “Financial Statements”).

(2)       The Financial Statements (i) were, or will be when furnished, prepared in accordance with the books of account and other financial records of PetroEdge Resources, LLC, Seller and the Company, (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of PetroEdge Resources, LLC as of the dates thereof or for the periods covered thereby in accordance with GAAP applied on a basis consistent with the past practices of PetroEdge Resources, LLC, and (iii) have been, or will be when furnished, prepared in accordance with GAAP applied on a basis consistent with the past practices of PetroEdge Resources, LLC, provided that clauses (ii) and (iii) above are subject, in the case of the Interim Financial Statements and any quarterly financial statements provided in accordance with Section 9.11 hereof, to normal recurring year-end adjustments and the absence of notes, the effect of which, in the case of the Interim Financial Statements are not, individually or in the aggregate, material.

(3)       The Company does not have any “off balance sheet arrangements”, as such term is defined in Item 303(a)(4) of Regulation S-K under the Securities Act.

(ff)            Ownership of Assets. Neither Seller nor PetroEdge Resources, LLC owns of record or beneficially any assets or properties of the type specified in clauses (a) through (g) of the definition of “Assets” in Section 1.1.

(gg)           Actions After Effective Time. Since the Effective Time and continuing up to and including the date of this Agreement, Seller and the Company have acted in accordance with the requirements set forth in Sections 9.1 and 9.2 as if such requirements were applicable during such time.

4.2.      Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)             Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to carry on its business as it is now being conducted. Buyer is duly qualified to do business, and is in good standing, in each jurisdiction in which the Assets to be acquired by it makes such qualification necessary, except where the failure to so qualify and be in good standing would not impact Buyer’s ability to consummate the transactions contemplated under this Agreement.

(b)             Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents required to be executed and delivered by Buyer hereunder and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.

(c)             Enforceability. This Agreement constitutes, and upon the Closing each of the Transaction Documents required to be executed and delivered by Buyer hereunder will constitute, a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors.

(d)             No Conflict or Violation. Except for any exceptions set forth in Schedule 4.2(d), neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by Buyer will (i) conflict with or result in a violation or breach of or default under any provision of the articles of incorporation, by-laws or other similar governing documents of Buyer or any material agreement, indenture or other instrument under which Buyer is bound or (ii) violate or conflict with any Law applicable to Buyer.

(e)             Consents. Except for (i) the consent of Buyer’s secured lenders, and  (ii) consents, approvals, authorizations, permits, filings or notices referenced in Schedule 4.2(e), no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer.

(f)              Actions. There is no Action pending or, to the knowledge of Buyer, threatened to which Buyer is (or is threatened to be made) a party and which affects the execution or delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

(g)             Funding Commitment. Buyer has received a commitment for a bridge loan facility of up to $140,000,000 which, subject to the conditions thereof, may be used for the purpose of completing the transaction contemplated in this Agreement; provided, however, that Buyer intends to pursue its permanent Financing prior to the Closing and, in doing so, will be relying on Seller’s reasonable cooperation as set forth in this Agreement.

(h)             Brokerage Fees and Commissions. Except in connection with the Financing, neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission or similar form of compensation in respect of the transactions contemplated by this Agreement.

ARTICLE V.

ACCESS TO RECORDS

After execution of this Agreement, Seller shall, and shall cause its Representatives to, give Buyer and its Representatives, during regular business hours, at Buyer’s sole risk, cost and expense, access, with copying privileges to: (i) all of the Asset Records as well as all raw geological, geophysical, production, engineering and other technical data and records relating to the Assets, (ii) all data, records, assessments and reports (including environmental assessment reports and studies) relating to the protection of public health and safety, natural resources or the environment, (iii) all contract, land, title and lease records, to the extent such data and records are in Seller’s or the Company’s possession or control, (iv) such other information relating to the Company or the Assets as Buyer may reasonably request, and (v) the Company’s books, records, financial and operating data and other information regarding the assets, operations, financial results, properties, liabilities and goodwill of the Company as Buyer may from time-to-time reasonably request; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Company, and that the Company’s Accountants shall not be required to make any work papers available to any Person unless and until such Person has executed a customary agreement relating to such access to such work papers in form and substance reasonably acceptable to the Company’s Accountants. Notwithstanding the foregoing, prior to the Closing Seller shall have no obligation to provide Buyer such access to any data or information to which access Seller cannot legally provide Buyer because of third party restrictions on the Company.

ARTICLE VI.

ENVIRONMENTAL MATTERS

6.1.      Inspection. Buyer and its authorized Representatives have had and shall continue to have physical access to the Assets at Buyer’s sole cost, risk and expense for the purpose of inspecting the same, conducting such tests, examinations, investigations and assessments as may be reasonable and necessary or appropriate to evaluate the environmental and physical condition of the Assets, including the identification of wetlands. In connection with Buyer’s inspection, Seller will disclose to Buyer any Environmental Defects that are known to Seller or the Company. For those Assets that are not operated by the Company, Seller shall obtain permission from the operator thereof to Buyer’s conduct of such inspections. Buyer agrees to provide to Seller, upon request, a copy of any environmental assessments, including any reports, data, and conclusions prepared by or for the benefit of Buyer. Prior to Closing, Buyer and Seller shall keep (and Seller shall cause the Company to keep) any and all data or information acquired by all such examinations and results of all analyses of such data and information confidential and not disclose the same to any Person or agency other than their Representatives without the prior written approval of the other party, unless required to do so by applicable Law. The foregoing obligation of confidentiality shall survive Closing with respect to Seller, and the obligation of confidentiality shall survive termination of this Agreement without Closing with respect to Buyer.

6.2.      Buyer’s Responsibility. Buyer shall defend and indemnify Seller from any and all liability, claims, causes of action, injury to Buyer’s employees, agents, contractors, subcontractors or invitee or to Buyer’s property, or damage or injury to Seller’s or the Company’s property, employees, agents or contractors which may arise out of Buyer’s inspections regardless of whether such liability, claim, cause of action, or injury occurred prior to or after the execution of this Agreement and regardless of Seller’s or the Company’s negligence or fault (including strict liability).

6.3.      Environmental Defects. An “Environmental Defect” means a condition with respect to the air, soil, subsurface, surface waters, ground waters, or sediments that (i) causes (A) the Company or an Asset not to currently be in compliance with any Environmental Law, or (B) the Company to be required to take Corrective Action under any Environmental Law, (ii) has an Environmental Defect Value attributable thereto in excess of $25,000, and (iii) is not otherwise specifically disclosed in the Environmental Assessments or a result of the Company’s failure to maintain a Spill Prevention, Control and Countermeasure Plan meeting the requirements of 40 CFR 112, as amended, or any state or local analog. The term “Corrective Action” means any remedial, removal, response, construction, closure, disposal, monitoring or other corrective action.

6.4.      Environmental Defect Amount. Each Environmental Defect shall be valued at an amount (the “Environmental Defect Amount”) equal to the expected costs (excluding any Plugging and Abandonment Obligations) to implement and complete any Corrective Actions required under Environmental Laws to correct or remove such Environmental Defect and the amount of any penalties, fines or other monetary assessments reasonably expected to be incurred that are associated with or arising from such Environmental Defect.

6.5.      Procedural Requirements. Procedures for the adjustment of the Purchase Price with respect to Environmental Defects or other remedies in connection therewith are set forth in Article VIII below.

ARTICLE VII.

TITLE ADJUSTMENTS

7.1.      Title Warranty. Except as expressly set forth in this Agreement and the Transaction Documents, and subject to Buyer’s right to adjust the Purchase Price as herein provided, Seller has made no warranty or representation, express, implied, statutory or otherwise, with respect to the Company’s title to any of the Assets.

7.2.      Title Defects. In connection with Buyer’s review and investigation of the Assets and the Asset Records, Buyer may conduct a review of title to the Assets. A “Title Defect” means any one (or more) of the following conditions with respect to any of the Assets, other than Permitted Encumbrances, that has associated with it a Title Defect Value in excess of $25,000:

(a)             the Company’s title to one or more of the Assets is subject to an outstanding mortgage, deed of trust or other Lien which will not be released at Closing;

(b)             the Company owns less than the Net Revenue Interest reflected on Schedule A-1 or is obligated to bear a share of the costs of operation greater than the Working Interest reflected on Schedule A-1 without a corresponding increase in Net Revenue Interest;

(c)             the Company’s rights and interests have been or are subject to being reduced by virtue of the exercise by a third party of a reversionary or back-in interest, farm-out, or similar right not reflected on Schedule A-1 or at a point or under circumstances different from that reflected in Schedule 4.1(j) or Schedule 4.1(o); or

(d)             the Company is in default under some material provision of the contract, document or instrument creating the Mineral Interest, Contract, or other contract or agreement affecting any of the Assets;

provided, however, that Buyer shall not be able to assert any Title Defects with respect to an Asset (i) the title of which is insured (without exclusion and in an amount not less than the Allocated Value of such Asset) by title insurance if the interest of the Company insured by the title insurance policy is the same as the interest of the Company on Schedule A-1, or (ii) that constitutes unearned acreage under a farmout agreement (even if such unearned acreage has an Allocation Value assigned to it on Schedule A-1).

7.3.      Title Defect Amount. The value of each Title Defect (the “Title Defect Amount”) shall be determined in good faith and in accordance with the following guidelines:

(a)             If the Title Defect results from the Company having a lesser Net Revenue Interest in such Mineral Interest than the Net Revenue Interest specified therefor in Schedule A-1, the Title Defect Amount shall be equal to the product obtained by multiplying the Allocated Value of such Mineral Interest by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Mineral Interest in Schedule A-1.

(b)             If the Title Defect results from the Company having a greater Working Interest in a Mineral Interest than the Working Interest specified therefor in Schedule A-1, the Title Defect Amount shall be equal to the increase in the costs and expenses reasonably expected to be incurred with respect to such Mineral Interest for the period from and after the Effective Time which is attributable to such increase in the Company’s Working Interest.

(c)             If the Title Defect results from the existence of a Lien, the Title Defect Amount shall be an amount sufficient to discharge such Lien.

(d)             If the Title Defect results from any matter not described in subparagraphs (a), (b) or (c) above, the Title Defect Amount shall be an amount equal to the difference between the Allocated Value of the Mineral Interest affected by such Title Defect with such Title Defect and the value of such Mineral Interest without such Title Defect (taking into account the portion of the Mineral Interest affected by the Title Defect, the legal affect of the Title Defect, the potential economic effect of the Title Defect over the life of the Mineral Interest and such other factors as are necessary to make a proper evaluation).

7.4.      Procedural Requirements. Procedures for the adjustment of the Purchase Price with respect to Title Defect or other remedies in connection therewith are set forth in Article VIII below.

ARTICLE VIII.

DEFECT PROCEDURES; PREFERENCE RIGHTS

AND TRANSFER REQUIREMENTS

8.1.      Defect Notice. Buyer and Seller have agreed upon the allocation of the Purchase Price among the Assets (the “Allocated Value”) in the amounts reflected on Schedule A-1 under the column heading “Allocated Value”. If any adjustment is made to the Purchase Price pursuant to this Article VIII, a corresponding adjustment shall be made to the portion of the Purchase Price allocated to the affected Assets in the Schedules. At least seven Business Days prior to the Closing Date, Buyer shall furnish Seller one or more written notices (each a “Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute either Title Defects or Environmental Defects and as to which Buyer intends to assert its right to request an adjustment to the Purchase Price for the Assets so affected. For all purposes of this Agreement, and notwithstanding any provision in this Agreement to the contrary, Buyer shall be deemed to have waived any Title Defect or Environmental Defect which Buyer fails to assert by a Defect Notice given to Seller at least seven Business Days prior to the Closing Date. Each Defect Notice must include (i) a brief description of the matter constituting the asserted Title Defect or Environmental Defect, (ii) the claimed Title Defect Amount or Environmental Defect Amount attributable thereto, and (iii) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner or environmental consultant hired by Seller) to verify the existence of such asserted Title Defect or Environmental Defect. Buyer may deliver Defect Notices from time to time after the execution of this Agreement. For all purposes of this Agreement, Buyer shall be deemed to have waived any Title Defect or Environmental Defect which Buyer fails to assert as a Title Defect or Environmental Defect by a Defect Notice given to Seller during the period allowed hereunder.

8.2.      Seller’s Opportunity to Cure. With respect to each Defect Notice submitted by Buyer, Seller shall, by written notice delivered to Buyer no later than two Business Days prior to Closing, either (i) elect, on an Asset-by-Asset basis, to have the Company transfer (via a quit-claim deed) prior to the Closing the affected Assets to Seller, and the Purchase Price shall be reduced by the Allocated Value thereof, (ii) waive Seller’s right to cure such Title Defect or Environmental Defect and accept a reduction in the Purchase Price in an amount equal to the Environmental Defect Amount or Title Defect Amount, as the case may be, indicated in the Defect Notice, or (iii) notify Buyer of Seller’s intent to cure such Title Defect or Environmental Defect after Closing without adjustment to the Purchase Price at Closing. Seller’s failure to timely make such an election shall be deemed an election under clause (ii). Notwithstanding the foregoing, Seller may not make (nor be deemed to have made) an election (A) under clause (iii) above with respect to any Title Defect or Environmental Defect not reasonably susceptible to cure within 120 days after the Closing Date, or (B) under either clause (ii) or (iii) above with respect to any Asset if the Environmental Defect Amount or Title Defect Amount with respect to such Asset, as indicated in the Defect Notice, exceeds the Allocated Value of such Asset, unless Buyer provides its written consent to such election at Closing. With respect to each election under clause (iii) above (each such Asset a “Defect Cure Asset”), Seller shall cure the applicable Environmental Defect or Title Defect at Seller’s sole risk, cost and expense within 120 days after the Closing Date.

8.3.      Reconveyance/Cure Obligations. In the event that any Assets are conveyed to Seller in accordance with the provisions of Section 8.2, the assignment instrument shall provide that Seller shall defend and indemnify the Company and its successors and assigns from any and all liability, claims, costs (including attorneys’ fees, court costs, and other costs of suit, investigation or action), expenses, damages, costs of settlement, fines, penalties, suits, causes of action, injury to persons or damage to property (including to that of Seller’s, the Company’s and Buyer’s employees, agents, contractors, subcontractors or invitees), including liabilities under any Environmental Laws, which may arise directly or indirectly from, out of or in connection with such Assets, the condition thereof, or the Company’s ownership or operation thereof, and without regard to whether same arise from or out of the Company’s activities on the conveyed Assets. If Seller shall attempt to cure any Title Defect or Environmental Defect after Closing, Seller shall defend and indemnify Buyer from any and all liability, claims, causes of action, injury to Seller’s employees, agents, contractors, subcontractors or invitees or to Seller’s property, or damage or injury to the Company’s or Buyer’s property (including the Assets), employees, agents or contractors, which may arise out of such activities, regardless of the Company’s or Buyer’s negligence or fault (including strict liability).

8.4.      Environmental Defect Threshold. Buyer may not seek an adjustment to the Purchase Price or the transfer of any of the Assets from the Company to Seller at Closing as a result of any one or more Environmental Defects, unless and until the aggregate Environmental Defect Amount for all Environmental Defects exceeds $1,000,000.00, at which time, to the extent Buyer is otherwise entitled to assert any rights or request an adjustment to the Purchase Price under the provisions of this Agreement, Buyer shall be entitled to an adjustment for all Environmental Defect Amounts (or to assert the other rights provided herein), on a dollar-for-dollar basis, to the extent they exceed the $1,000,000.00 deductible.

8.5.      Title Defect Threshold. Buyer may not seek an adjustment to the Purchase Price or the transfer of any of the Assets from the Company to Seller at Closing as a result of any one or more Title Defects, unless and until the aggregate Title Defect Amount for all Title Defects exceeds $500,000.00, at which time, to the extent Buyer is otherwise entitled to assert any rights or request an adjustment to the Purchase Price under the provisions of this Agreement, Buyer shall be entitled to an adjustment for all Title Defect Amounts (or to assert the other rights provided herein), on a dollar-for-dollar basis, to the extent they exceed the $500,000.00 deductible.

8.6.      Preference Rights and Transfer Requirements. Buyer acknowledges that followings its purchase of the Membership Interests the Assets will remain subject to all validly existing and applicable Preference Rights and Transfer Requirements. Promptly after the execution of this Agreement, Seller shall cause the Company to initiate all procedures that are required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements with respect to the transaction contemplated by this Agreement. Seller shall cause the Company to use its commercially reasonable efforts to obtain all applicable consents; provided, however, that Seller shall not be obligated to cause the Company to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain a waiver thereof or compliance therewith. If a third party who has been offered a Preference Property pursuant hereto elects prior to Closing to purchase such Preference Property in accordance with the terms of such Preference Right, such Preference Property will be conveyed by the Company to such third party and the Purchase Price shall be reduced by the Allocated Value of the Preference Property. If (i) a third party who has been offered a Preference Property or has been requested to waive its Preference Right does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date, or (ii) a Transfer Requirement applicable to the transactions contemplated by this Agreement is not obtained, complied with or otherwise satisfied prior to the Closing Date, then unless otherwise agreed by Seller and Buyer in writing, an amount equal to the Allocated Value of the Preference Property or Asset affected by the Transfer Requirement will be placed into the Escrow Account until such time as the Preference Right or Transfer Requirement has been waived (in which case the relevant amount paid into escrow will be paid to Seller) or the third party purchases the Preference Property (in which case the Company shall convey such Preference Property to the third party purchaser and the relevant amount paid into escrow will be paid to Buyer and Seller shall receive the payment from the third party for such Preference Property).

ARTICLE IX.

COVENANTS

9.1.      Conduct of Business Pending Closing. Except as otherwise provided in the Capital Expenditure Budget or as listed in Schedule 4.1(q), subject to Section 9.2, or as otherwise consented to or approved by Buyer, during the period from the date hereof to the Closing Date Seller covenants and agrees that:

(a)             Changes in Business. Seller shall not cause or allow the Company to:

(1)       Make any material change in the conduct of the Company’s business or operations;

(2)       Except in the ordinary course of business and consistent with past practices, enter into, assign, terminate or amend in any respect any contract or agreement required to be disclosed pursuant to Section 4.1(j) or any other contract material to the operation of the Assets; or

(3)       Sell, lease or otherwise dispose of any of the Assets, except (i) Oil, Gas and other Hydrocarbons sold or otherwise disposed of in the ordinary course of business and consistent with past practices, (ii) personal property or equipment which is replaced with personal property or equipment of comparable or better value and utility in connection with the maintenance, repair and operation of the

Assets, and (iii) any item of personal property or equipment having a value of less than $5,000.

(b)             Liens. Seller shall not, and shall cause the Company not to, create or allow to exist any express Lien on any Assets except to the extent required in the ordinary course of business incident to the exploration, operation or development of the Assets in accordance with the terms of this Article IX. Without limiting the foregoing, Seller shall not, and shall cause the Company not to, mortgage, pledge or otherwise grant or suffer any Lien on the Assets to secure obligations of Seller or any of its Affiliates (including the Company) under any present or future Indebtedness for Borrowed Money.

(c)	Operation of Assets. Seller shall, and shall cause the Company to:

(1)       Maintain and operate the Assets and the production attributable thereto, and market, sell, exchange, process and otherwise handle such production in the ordinary course of business in accordance with the Company’s past practices including the repair or replacement of damaged, destroyed, obsolete, depreciated, non-working or non-economical items of equipment or other personal property, maintain insurance now in force with respect to the Assets, and pay or cause to be paid all costs and expenses in connection therewith promptly when due;

(2)       Not commit to participate in the drilling of any new well or other new operations or capital expenditures with respect to the Assets or make any capital expenditure, except for any commitment or expenditure that is provided for in terms of the Asset to be developed, costs to be committed and timing of development in the Capital Expenditure Budget attached hereto as Schedule 4.1(q);

(3)       Not make any new acquisition of land or Mineral Interests at any time during the Adjustment Period, or enter into any commitment to do so, except for the acquisition of the Mineral Interests listed on Schedule 9.1(c)(3) at the price indicated on the schedule for each item;

(4)	Maintain and keep the Assets in full force and effect;

(5)       Maintain all of the Company’s material governmental Permits; and

(6)       Use reasonable best efforts to maintain relationships with suppliers, customers and others having material business relations with the Company.

(d)             Contracts and Agreements. Seller shall not, and shall cause the Company not to:

(1)       Grant or create any Preference Right or Transfer Requirement except (i) in connection with the performance by the Company of an obligation or agreement existing on the date hereof or pursuant to this Agreement, or (ii) in connection with renewal or extension of Assets after the Effective Time if granting or creating such Preference Right or Transfer Requirement is a condition to such renewal or extension.

(2)       Enter into (i) any Oil, Gas or other Hydrocarbon sale, exchange, gathering, processing or transportation contract having a term in excess of one year which is not terminable without penalty on notice of 90 days or less, or (ii) any other contract or agreement that (A) requires aggregate expenditures in excess of $50,000, (B) is at other than market rates for any goods or services to be purchased, sold or performed, or (C) is not terminable without penalty or notice of 30 days or less, unless (in each case) Buyer provides its prior written consent thereto;

(3)       Voluntarily relinquish the Company’s position as operator with respect to any of the Assets; or

(4)       Enter into any forward sale, hedge, derivative or similar contract or arrangement unless Buyer provides its prior written consent thereto.

9.2.	Qualifications on Conduct.

(a)             Emergencies; Legal Requirements. The Company may take (or not take as the case may be) any of the actions mentioned in Section 9.1 if reasonably necessary under emergency circumstances (or if required or prohibited, as the case may be, pursuant to Law and provided Buyer is notified as soon thereafter as practicable).

(b)             Non-Operated Properties. If the Company is not the operator of a particular portion of the Assets, the obligations of Seller and the Company in Section 9.1 with respect to such portion of the Assets, which have reference to operations or activities that pursuant to existing contracts are carried out or performed by another operator shall be construed to require only that Seller use, and cause the Company to use, its reasonable best efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such portion of the Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

9.3.      Excluded Assets; Change of Name. Immediately prior to Closing, the Company shall be permitted to convey, transfer, and assign, at Seller’s cost, the Excluded Assets to Seller or its designee. The conveyance of the Excluded Assets shall be without warranty of title and shall provide that Seller or its designee shall assume any and all of the Company’s liabilities and obligations attributable to the Excluded Assets, whether arising before, on or after the Closing Date. Contemporaneous with the Closing, Buyer shall file an amendment to the Company’s certificate of formation in a form reasonably acceptable to Seller that provides for a change in the name of the Company, which name does not contain the word “PetroEdge” or any derivative thereof.

9.4.      Public Announcements. Without the prior written approval of the other party hereto, no party will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing party to be required by Law or under the rules of any stock exchange on which the shares of such party or any of its Affiliates are listed. In cases to which such exception applies, the releasing party will use its reasonable best efforts to provide a copy of such release or statement to the other party prior to releasing or making the same.

9.5.      Parties’ Efforts and Further Assurances. Each party agrees to use commercially reasonable efforts to cause all conditions precedent to the Closing contained in Article X to be satisfied prior to the Closing Date. Seller will execute and deliver or cause to be executed and delivered to Buyer such further instruments of transfer, assignment and conveyance, and take such other actions as Buyer may reasonably require to more effectively carry out the transfer of the Membership Interest to Buyer and the consummation of the matters contemplated by this Agreement. In addition, after the Closing Seller will, and will cause its Affiliates to, provide reasonable cooperation and execute and deliver or cause to be executed and delivered to Buyer or the Company, as appropriate, such instruments of transfer, assignment and conveyance, and take such other actions as Buyer may reasonably require to vest in the Company all of Seller’s and its Affiliates right, title and interest in and to the Assets and as may assist the Company in curing title discrepancies or defects with respect to the Assets. Without limiting the generality of the foregoing, Seller will, and Seller will cause PetroEdge Resources, LLC to, duly assign and convey to the Company prior to the Closing (including obtaining any required third party consents to such action) all of Seller’s and PetroEdge Resources, LLC’s respective rights and interests in and to the contracts listed on Schedule 9.5.

9.6.      Asset Records. Seller shall promptly after the Closing (and in any event within five Business Days) deliver to Buyer all of the Asset Records in the possession of or under the control of Seller; provided, however, that Buyer and Seller may mutually agree to the retention by Seller of certain of the Asset Records in connection with the services to be performed by Seller pursuant to the Transition Services Agreement. Buyer shall retain and allow Seller the reasonable right of access to any of the Asset Records delivered to Buyer by Seller at Buyer’s office during normal business hours for a period of seven years from the Closing Date.

9.7.      Transition Services. At Closing, Seller and Buyer shall execute and deliver a Transition Services Agreement (the “Transition Services Agreement”) providing for the performance by Seller or its Affiliates of certain transition services with respect to the operation of the Assets after Closing, such agreement to be substantially in form attached hereto as Exhibit B.

9.8.      Casualty and Condemnation. If after the Effective Time and prior to the Closing, any part of the Assets shall be destroyed or damaged by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purpose shall be pending or threatened, then Buyer may elect, at its sole option, by written notice to Seller prior to Closing, that Buyer has elected to have the Company transfer the affected Assets from the Company to Seller and that the Purchase Price will be reduced by the

Allocated Value of such affected Assets. If Buyer does not elect to have the Company transfer the affected Assets to Seller, then no reduction will be made to the Purchase Price.

9.9.      Employees. Neither Buyer nor the Company will be obligated to employ or extend offers of employment to any of Seller’s or any of its Affiliates’ employees. Neither Buyer nor the Company shall have any (and Seller shall undertake and discharge or cause to be undertaken and discharged all) obligations or liability with respect to the Seller Plans, including any obligations or liabilities for any of Seller’s or its Affiliates’ costs and liabilities to its or their past, present and future employees and under all Seller Plans, including any obligations for severance pay. Neither Buyer nor the Company shall be responsible for compliance with (and Seller shall comply or cause to be complied with) all applicable requirements of the Worker Adjustment and Retraining Notification Act and any similar state or local Law in connection with Seller’s or its Affiliates’ employees and the transactions contemplated by this Agreement. Notwithstanding the foregoing, Buyer may, at its sole discretion, make one or more offers of employment to Seller’s employees for employment after the Closing, on such terms as Buyer shall determine. Seller shall be responsible for offering continued health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and all state analogs for any employees and former employees of Seller or its Affiliates (and their covered dependents) receiving such continued coverage at the time of the Closing or who may become entitled to receive such continued coverage as a result of the Closing, including those individuals who are “M&A qualified beneficiaries” (as defined in Treas. Reg. §54.4980B-9 Q/A 4) with respect to the transactions contemplated by this Agreement.

9.10.    Payoff of Indebtedness for Borrowed Money. At least five Business Days prior to the Closing Date, Seller will cause to be delivered from each of the relevant parties under (i) the WestLB Credit Facility and (ii) any other Indebtedness for Borrowed Money under which the Company is an obligor or under which any Lien is created on the Membership Interests or any of the Assets, a payoff letter (each a “Payoff Letter”) indicating the full amount of all payments required to be made to fully pay and satisfy all obligations thereunder, including all principal, interest, prepayment fees, make whole amounts, and other fees and charges (collectively, the “Payoff Amount”). Each Payoff Letter will contain customary assurances, to the reasonable satisfaction of Buyer, that upon the receipt of the Payoff Amount the lender will execute and deliver to the Company appropriate UCC and other lien release documentation, and acknowledging that the credit facility will be terminated. At Closing, Buyer will transfer the Payoff Amounts, and the Payoff Amounts so transferred will be credited toward satisfaction of Buyer’s obligation to pay the Adjusted Purchase Price.

9.11.    Financing Cooperation. Seller shall, and Seller shall cause its Representatives and the Company and its Representatives to, provide all reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the Financing as may be reasonably requested by Buyer, including:

(a)             participation in meetings, drafting sessions and due diligence sessions;

(b)             assisting Buyer and its financing sources in the preparation of (A) any offering documents, prospectuses, or registration statements under the Securities

Act to be filed by Buyer with the SEC (a “Registration Statement”) or other disclosure documents requested by Buyer for any of the Financing and (B) materials for bank, lender and rating agency presentations;

(c)             assisting with the marketing efforts of Buyer and its financing sources for any of the Financing;

(d)             furnishing Buyer and its financing sources, on a timely basis, with financial and other pertinent information regarding Seller and the Assets as may be reasonably requested by Buyer to obtain the Financing, including all financial statements and financial and operating data of the type that are or would be required by Regulation S-X and Regulation S-K and Industry Guidelines promulgated under the Securities Act to be included in a registration statement on Form S-1 or of the type and form customarily included in offering documents, prospectuses or registration statements for the sale of equity or debt securities or that are desirable for marketing purposes to consummate the offering of such equity or debt securities (the “Required Financial Information”), including (A) audited financial statements of the Company for the three fiscal years ended most recently prior to the Closing, (B) unaudited financial statements of the Company for any interim quarterly periods that have ended since the end of the most recent fiscal year, and (C) pro forma financial statements as to the Company after giving effect to the transactions contemplated hereby, which in each case with respect to the foregoing shall be reasonably satisfactory to Buyer and its financing sources and shall meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act on Form S-1;

(e)             providing and executing documents as may be reasonably requested by Buyer, including, any certificates of the Chief Executive Officer and Chief Financial Officer of Seller or the Company, as appropriate, and other ancillary documents required in connection with the Financing;

(f)              facilitating the pledging of collateral effective upon the Closing;

(g)             using reasonable best efforts to cause Seller’s Accountants to take such actions as Buyer may reasonably request in connection with the Financing, including to (A) obtain the consent of Seller’s Accountants to the use of its reports on the audited financial statements provided as Required Financial Information, (B) deliver a “comfort letter” in a form meeting the requirements of SAS 72, as such statement has been amended or modified, or such other form as may be reasonably requested by Buyer, (C) perform a SAS 100 review of any unaudited financial statements provided as Required Financial Information, and (D) enter into customary agreements or engagements with accountants;

(h)             using reasonable best efforts to obtain the consent of the Reserve Engineer to the use of the Reserve Report and the information provided therein in connection with the Financing;

(i)              using reasonable best efforts to obtain legal opinions, surveys and title insurance as reasonably requested by Buyer; provided that Buyer shall not be required to pay any commitment or other similar fee or incur any other cost or liability related thereto in connection with the Financing; and

(j)              providing, on or before June 5, 2008, true and complete copies of (1) the audited balance sheet of the Company for each of the three fiscal years ended as of December 31, 2007, December 31, 2006 and December 31, 2005, and the related audited statements of operations, changes in members’ deficit and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of Seller’s Accountants, and (2) the unaudited balance sheet of the Company for the three-month period ended as of March 31, 2007 and March 31, 2008, and the related unaudited statements of operations, changes in members’ deficit and cash flows of the Company, together with all related notes and schedules thereto.

9.12.    Termination of Affiliate Contracts. On or before the Closing Date, Seller will cause the Company to terminate all contracts and agreements of the type described in Section 4.1(j)(1) in a manner that will ensure no continuing obligations on the part of the Company or the payment of any amount by or on behalf of the Company after the Effective Time.

ARTICLE X.

CLOSING CONDITIONS

10.1.    Seller’s Closing Conditions. The obligations of Seller to proceed with the Closing contemplated hereby is subject, at the option of Seller, to the satisfaction or waiver on or prior to the Closing Date, of all of the following conditions:

(a)             Representations, Warranties and Covenants. The (i) representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by the requirements of a Material Adverse Effect or other materiality qualifier) on and as of the Closing Date, except (A) as affected by transactions contemplated or permitted by this Agreement, and (B) to the extent that such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by the requirements of a Material Adverse Effect or other materiality qualifier) as of such specified date, and (C) any such inaccuracies or breaches which, in the aggregate, have not had or could not be reasonable expected to have a material adverse effect on the business of Seller, and (ii) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b)             Officer’s Certificate. Seller shall have received a certificate dated as of the Closing Date, executed on behalf of Buyer by a duly authorized officer of Buyer, to the effect that the conditions set forth in Section 10.1(a) have been satisfied.

(c)             Closing Documents. On or prior to the Closing Date, Buyer shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents required to be delivered by Buyer pursuant to Section 11.3.

(d)             No Action. On the Closing Date, no Action shall be pending or threatened before any court or Governmental Authority seeking to restrain or prohibit the transactions contemplated in this Agreement, or to declare the transactions illegal, or to obtain substantial damages in connection with the transactions contemplated hereby.

(e)             Limitation on Purchase Price Adjustment. The sum of (i) the aggregate downward adjustments to the Purchase Price as a result of (A) the exercise by third parties of Preference Rights, (B) the transfer of any Assets because any Preference Rights or Transfer Requirements that have not been fully waived, obtained, complied with or otherwise satisfied, (C) the Allocated Value of all Assets to be transferred to Seller as a result of any uncured Environmental Defect or Title Defect, and (ii) the aggregate sum of the Environmental Defect Amounts and Title Defect Amounts with respect to all of the uncured Title Defects and Environmental Defects (whether or not Seller has agreed or is contesting any such Environmental Defect Amount or Title Defect Amount), and (iii) the reduction of the Adjusted Purchase Price pursuant to Section 9.8, shall not equal or exceed $14,000,000.00.

10.2.    Buyer’s Closing Conditions. The obligations of Buyer to proceed with the Closing contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a)             Representations, Warranties and Covenants. The (i) representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by the requirements of a Material Adverse Effect or other materiality qualifier) on and as of the Closing Date, except (A) as affected by transactions contemplated or permitted by this Agreement, and (B) to the extent that such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by the requirements of a Material Adverse Effect or other materiality qualifier) as of such specified date, and (C) any such inaccuracies or breaches which, in the aggregate, have not had or could not be reasonable expected to have a Material Adverse Effect, and (ii) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b)             Officer’s Certificate. Buyer shall have received a certificate dated as of the Closing Date, executed on behalf of Seller by a duly authorized officer of Seller, to the effect that the conditions set forth in subsection (a) of this Section 10.2 have been satisfied.

(c)             Closing Documents. On or prior to the Closing Date, Seller shall have delivered, or be standing ready to deliver at the Closing, all agreements, instruments and other documents required to be delivered by Seller pursuant to Section 11.2.

(d)             No Action. On the Closing Date, no Action shall be pending or threatened before any court or Governmental Authority seeking to restrain or prohibit the transactions contemplated in this Agreement, or to declare the transactions illegal, or to obtain substantial damages in connection with the transactions contemplated hereby.

(e)	[intentionally omitted]

(f)              Limitation on Purchase Price Adjustment. The sum of (i) the aggregate downward adjustments to the Purchase Price as a result of (A) the exercise by third parties of Preference Rights, (B) the transfer of any Assets because any Preference Rights or Transfer Requirements that have not been fully waived, obtained, complied with or otherwise satisfied, (C) the Allocated Value of all Assets to be transferred to Seller as a result of any uncured Environmental Defect or Title Defect, and (ii) the aggregate sum of the Environmental Defect Amounts and Title Defect Amounts with respect to all of the uncured Title Defects and Environmental Defects (whether or not Seller has agreed or is contesting any such Environmental Defect Amount or Title Defect Amount), and (iii) the reduction of the Adjusted Purchase Price pursuant to Section 9.8, shall not equal or exceed $14,000,000.00.

(g)             Buyer’s Financing. Buyer shall have closed on the Financing on terms reasonably satisfactory to Buyer in order to allow Buyer to fund the Purchase Price and complete the transactions contemplated by this Agreement.

(h)             Accountant’s Consent. Seller’s Accountants have consented in writing to the use by Buyer of its reports on the audited financial statements provided as Required Financial Information including the financial statements delivered pursuant to Section 9.11(j) and the report delivered in connection therewith.

ARTICLE XI.

CLOSING

11.1.    Closing. The Closing shall be held on the Closing Date at 10:00 a.m., Houston time, at the offices of Thompson & Knight LLP, Houston, Texas, or at such other time or place as Seller and Buyer may otherwise agree in writing.

11.2.    Seller’s Closing Obligations. At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:

(a)             An Assignment and Assumption of Membership Interest substantially in the form of Exhibit A;

(b)	The Transition Services Agreement;

(c)	The Officer’s Certificate referred to in Section 10.2(b);

(d)             A Non-Foreign Affidavit, in form attached hereto as Exhibit C, dated as of the Closing Date;

(e)             An Escrow Agreement in the form attached as Exhibit D among Buyer, Seller, and the Escrow Agent (the “Escrow Agreement”); and

(f)              Any other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Seller to Buyer at the Closing.

11.3.    Buyer’s Closing Obligations. At Closing, Buyer shall (i) deliver, or cause to be delivered, the Adjusted Purchase Price in accordance with Section 3.2, and (ii) execute and deliver, or cause to be executed and delivered, to Seller the following:

(a)             An Assignment and Assumption of Membership Interest substantially in the form of Exhibit A;

(b)	The Transition Services Agreement;

(c)             The Officer’s Certificate of Buyer referred to in Section 10.1(b);

(d)	The Escrow Agreement; and

(e)             Any other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Buyer to Seller at the Closing.

ARTICLE XII.

TERMINATION; REMEDIES

12.1.	Termination.

(a)             Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(1)	By the mutual consent of Seller and Buyer; or

(2)       By either Seller or Buyer if the Closing has not taken place on or before July 11, 2008 (the “Cut-Off Date”).

(b)             Notice; Effect of Termination. Without limiting Seller’s and Buyer’s respective remedies and rights in Section 12.2 below, in the event of termination of this Agreement by Seller or Buyer pursuant to Section 12.1(a), written notice thereof shall promptly be given by the terminating party to the other party and this Agreement shall thereupon terminate. If this Agreement is terminated as provided herein, all filings, applications and other submissions made to any Governmental

Authority shall, to the extent practicable, be withdrawn from the Governmental Authority from which they were made.

12.2.    Seller’s Remedies. If this Agreement is terminated by Buyer or Seller following the Cut-Off Date pursuant to Section 12.1(a)(2), and if at the time of such termination (i) there has been (and continues to be) a failure in the satisfaction of any one or more of Seller’s closing conditions set forth in Sections 10.1(a), 10.1(b) or 10.1(c), AND (ii) all of Buyer’s closing conditions set forth in Section 10.2 have been (and continue to be) fully satisfied (excluding the conditions set forth in Section 10.2(g) and 10.2(h)), then Seller shall be entitled to retain the Performance Deposit, including any interest and other amounts earned thereon, as liquidated damages with respect to termination of this Agreement or any claims with respect to any breach hereof. Such remedy shall be Seller’s sole and exclusive remedy for any breach or failure hereunder by Buyer, and all other remedies are hereby expressly waived by Seller. Seller and Buyer agree upon the Performance Deposit as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyer agree that such amount is a reasonable estimate of Seller’s loss in the event of any such failure by Buyer.

12.3.    Buyer’s Remedies. In the event of termination of this Agreement in any manner other than a termination described in Section 12.2 which entitles Seller to retain the Performance Deposit, Buyer shall have the right to receive back the Performance Deposit, together with interest thereon from the date of such termination to the date repayment is made by Seller to Buyer at the Agreed Rate. Such return of the Performance Deposit shall be without prejudice to any other rights that Buyer may have as a result of any breach of this Agreement by Seller prior to such termination.

ARTICLE XIII.

INDEMNIFICATION

13.1.    Survival. All representations and warranties and all covenants contained in this Agreement shall survive the Closing; provided, however, that any claim for breach of any representation, warranty or covenant shall be subject to the limitations (including the time period for asserting any claim and the amount of any recovery) that are expressly set forth in this Article XIII or Article XIV.

13.2.	Indemnification.

(a)             Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and each of their respective officers, members, managers, stockholders, directors, employees, consultants, agents and other representatives (the “Buyer Indemnified Parties”) against any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (“Losses”) Buyer Indemnified Parties incur or suffer as a result of, relating to or arising out of (i) any breach or failure of any representation or warranty made by Seller pursuant to Section 4.1 under this Agreement, and (ii) the breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement, (iii) the Excluded Assets, and (iv) the matters set forth in Schedule 4.1(f), including any Action that may arise from the events, circumstances or allegations related to such matters.

(b)             Subject to the provisions of Section 12.2, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and each of their respective officers, members, managers, stockholders, directors, employees, consultants, agents and other representatives (the “Seller Indemnified Parties”) against any and all Losses Seller Indemnified Parties incur or suffer as a result of, relating to or arising out of (i) any breach or failure of any representation or warranty made by Buyer in this Agreement, and (ii) the breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement, and (iii) except for any Losses for which Seller is required to indemnify, defend or indemnify the Buyer Indemnified Parties pursuant to Section 13.2 or Article XIV, the ownership of the Company after the Closing.

13.3.	Limitations on Liability.

(a)             Subject to the last sentence of this Section 13.3(a), if the Closing occurs, a Buyer Indemnified Party will not be entitled to indemnity under Section 13.2(a)(i) of this Agreement for Losses with respect to any claim until the aggregate amount of all such claims exceeds $1,400,000 (the “Deductible Amount”), and thereafter, Buyer Indemnified Parties shall only be entitled to indemnity for the amount in excess of the Deductible Amount, subject to the limitations set forth in this Agreement. Notwithstanding the foregoing, this Section 13.3(a) will not apply to any breach of Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(h), 4.1(l), 4.1(p), 4.1(dd) or 4.1(gg).

(b)             Subject to the last sentence of this Section 13.3(b), Seller’s aggregate liability under Section 13.2(a)(i) (but excluding any liability for breach of any of Seller’s representations and warranties contained in Section 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(h), 4.1(l), 4.1(p), 4.1(dd) or 4.1(gg)) is limited to $5,000,000. Notwithstanding the foregoing, this Section 13.3(b) will not apply to any breach of any of the representations and warranties contained in Section 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(h), 4.1(l), 4.1(p), 4.1(dd), or 4.1(gg).

(c)             If the Closing occurs, Seller will have no liability for indemnification under Section 13.2(a)(i), except for the representations and warranties set forth in Section 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(h), 4.1(l), 4.1(p) and 4.1(dd), or under Section13.2(a)(ii) with respect to covenants to be performed by Seller prior to the Closing, unless on or before the end of the 12th month following the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Section 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(h), or 4.1(dd) or for a breach by Seller of a covenant required to be performed by Seller on or after the Closing may be made at any time. A claim with respect to Section 4.1(l) or 4.1(p) may be made at the time prescribed in Section 14.6(c).

(d)             The amount of any Losses subject to indemnification under this Article XIII shall be reduced or reimbursed, as the case may be, by any third party insurance proceeds or third party recoveries actually received by Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, with respect to such Losses. If a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, receives an amount under insurance coverage or from such third party with respect to Losses that were the subject of indemnification at any time subsequent to indemnification provided thereunder, then such Buyer Indemnified Party or Seller Indemnified Party, as the case may be, shall promptly reimburse the other party

(e)             The parties have agreed upon the Deductible Amount as a means of applying a materiality standard to the amount of any claim that Buyer may have against Seller, resulting from a breach of Seller’s representations and warranties. Therefore, for purposes of determining whether any breach of the representations or warranties of Seller has occurred and for purposes of calculating the dollar amount of Losses to which Buyer is entitled to indemnification (including the amounts needed to reach the Deductible Amount), each of Seller’s representations and warranties that contain any qualification as to materiality or Material Adverse Effect will be deemed and interpreted to be a representation or warranty as to such items made without such qualification.

13.4.    Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)             If any Person who or which is entitled to seek indemnification under Section 13.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 13.2, the Indemnified Party shall promptly (i) notify the Party obligated to the Indemnified Party pursuant to Section 13.2 above (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b)             The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 13.4. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction, or increase or suffer any cost or liability, upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.4(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)             If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 13.4(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 13.4(b), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)             Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party written notice thereof. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of five Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such five Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

13.5.    Waiver of Punitive Damages. With respect to any and all Losses for which indemnification may be available hereunder, no Indemnifying Parties shall have any liability for any punitive damages with respect to any claim for which an Indemnifying Party may have liability pursuant to this Agreement; provided, however, that this waiver shall not apply to the extent such punitive damages are awarded in a Proceeding brought or asserted by a third party against an Indemnified Party.

13.6.	Waiver of Other Representations.

(a)             EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT, NEITHER SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ITS BUSINESS OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE ASSETS, AND ANY SUCH OTHER REPRESENTATION AND WARRANTIES ARE HEREBY DISCLAIMED.

(b)             EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE INTERESTS, THE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS.

13.7.    Exclusive Remedy and Release. The indemnification and remedies set forth in this Article XIII and in Article XIV shall constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided that nothing in this Section 13.7 shall prevent either party from seeking injunctive or equitable relief in pursuit of its indemnification claims under Article XIII or Article XIV.

13.8.    No Waiver of Known Breaches. Notwithstanding anything herein to the contrary, if prior to the Closing Buyer becomes aware of any condition, event or circumstance that constitutes, or could reasonably be believed to constitute, a breach of any of Seller’s representations, warranties or covenants, Buyer may nonetheless proceed to close the transactions contemplated by this Agreement and, in such event, Buyer will still be entitled to full enforcement of its rights to indemnification hereunder as if Buyer had no knowledge of such condition, event or circumstance.

ARTICLE XIV.

TAXES

14.1.	Tax Returns.

(a)             Seller shall, or shall cause the Company to, prepare all such Tax Returns required to be filed by or with respect to the Company for a Pre-Closing Date Tax Period and shall pay, or shall cause the Company to pay, all Taxes appropriately required to be due on such Tax Returns. Buyer shall, or shall cause the Company to, properly file all Tax Returns required to be filed by or with respect to the Company with respect to any Post-Closing Date Tax Period (including any Straddle Period) and shall pay all Taxes owed with respect to any Post-Closing Date Tax Period.

(b)             Notwithstanding Section 14.1 (a), any Tax Returns with respect to Income Taxes applicable to the Company’s operations through the Closing Date shall be prepared by Seller and Seller shall properly file and pay all Taxes shown to be due on such Income Tax Returns.

(c)             Any Tax Return prepared pursuant to the provisions of this Section 14.1 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except as otherwise required by law or fact.

(d)             As a result of the Company being disregarded as an entity separate from Seller for U.S. federal Income Tax purposes (and state, local, and foreign Tax purposes where applicable), Seller and Buyer acknowledge that the purchase of the Membership Interests will be treated as a purchase by Buyer of the Assets, subject to the liabilities, of the Company for U.S. federal Income Tax purposes (and state, local, and foreign Tax purposes where applicable) as of the Closing Date. Buyer and Seller agree to report and file their U.S. federal Income Tax Returns (and applicable state, local, and foreign Tax Returns where applicable) in all respects and for all purposes consistent with such treatment.

14.2.    Transfer Taxes. Buyer shall be responsible for and indemnify Seller for the payment of all Transfer Taxes, if any, resulting from the transactions contemplated by this Agreement.

14.3.    Purchase Price Allocation. Prior to the Closing Date, Buyer and Seller shall agree to allocate the Purchase Price (plus other capitalized costs) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or foreign Law, as appropriate). Such allocation will be generally consistent with the Allocated Values of the Assets, except that the parties acknowledge that the Allocated Values on Schedule A-1 are for the combined value of the Mineral Interests and associated Equipment and Improvements, and the Allocation Schedule for tax purposes will indicate a separate value for such Equipment and Improvements and for the Company’s contracts, in an amount equal to the agreed fair value thereof (and the value for the Mineral Interests will be reduced accordingly). Upon receipt of necessary asset information from Seller, Buyer shall provide a proposed allocation to Seller in writing at least ten Business Days prior to the Closing Date, and thereafter, Buyer and Seller will act in good faith and reasonably cooperate with each other to agree on the final allocation prior to the Closing Date (as finalized, the “Allocation Schedule”). Buyer and Seller (or their applicable Affiliates) shall each file a Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis, reporting the allocation of the Purchase Price consistent with the Allocation Schedule. Buyer and Seller (or their applicable Affiliates) shall file, on a timely basis, any amendments required to such Form 8594 as a result of a subsequent increase or decrease of the Purchase Price pursuant to this Agreement. Except as required by Law, Buyer and Seller (or their applicable Affiliates) shall not take any position on their respective Tax Returns that is inconsistent with the allocation of the Purchase Price as so agreed or as adjusted.

14.4.    Property Tax Allocation. With respect to any Property Taxes, assessed on any of the Assets for a Straddle Period, the liability for such Property Tax shall be prorated on a daily basis between Buyer and Seller as of the Closing Date, with Seller being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on the day prior to the day that includes the Closing Date and the denominator of which is the total number of days in the Straddle Period, and with Buyer being liable for the remainder of such Property Taxes. If the amount of Property Taxes reflected on a Property Tax bill, statement, or invoice for the Straddle Period that is apportioned to Seller under this Section 14.4 exceeds the amount of such Property Taxes taken into account in calculating the Final Working Capital, Seller shall reimburse Buyer for such excess within five Business Days of the receipt by Seller of Buyer’s written request for such amount, which shall include a copy of such Property Tax bill, statement, or invoice and appropriate supporting documentation for Buyer’s calculation of the amount due by Seller to Buyer. If the amount of Property Taxes reflected on a Property Tax bill or statement for the Straddle Period that is apportioned to Seller under this Section 14.4 is less than the amount of such Property Taxes included in the Final Net Working Capital, Buyer shall reimburse Seller for such difference within five Business Days of Buyer’s or the Company’s receipt of such Property Tax bill, statement, or invoice, which payment shall include a copy of such Property Tax bill, statement, or invoice and appropriate supporting documentation for Buyer’s calculation of the amount to be reimbursed.

14.5.    Other Prorated Taxes. With respect to Taxes (excluding Property Taxes, Transfer Taxes and federal, state or local Income Taxes) (“Other Prorated Taxes”) assessed for a Straddle Period, the liability for such Other Prorated Tax shall be prorated between Buyer and Seller based on an interim closing of the books of the Company on an accrual basis as of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest will be deemed to terminate at such time). Buyer will deliver to Seller copies of any Straddle Period Tax Return for Other Prorated Taxes that Buyer is obligated to prepare and file or cause to be prepared and filed pursuant to Section 14.1 no later than five Business Days before filing for approval by Seller which approval will not be unreasonably withheld, conditioned or delayed. Any such Tax Return must be accompanied with a calculation by Buyer pursuant to the provisions of Section 14.1 of the amount of the Taxes shown on such Tax Return that are attributable to the Pre-Closing Date Tax Period. No later than three Business Days prior to the due date of any such Straddle Period Tax Return, Seller will pay to Buyer an amount equal to the amount of such Taxes attributable to the

Pre-Closing Date Tax Period pursuant to such calculation to the extent, if any, that such amount exceeds the sum of any estimated payments, deposits or credits made or applied prior to the Closing Date and any amount specifically reserved for such Tax liabilities included in the Final Net Working Capital computation with respect to Taxes. If Seller disagrees with such calculation, Seller will not be relieved of their obligation to pay the amount resulting from such calculation, but may instead request that such calculation be reviewed by the Accountants. The decision of the Accountants will be final and binding upon the parties hereto, and Seller and Buyer will each bear one-half of the fees and expenses of the Accountants. Buyer will pay to Seller the amount, if any, by which the sum of any estimated payments, deposits or credits made or applied prior to the Closing Date with respect to such Tax for the Straddle Period exceeds the amount of such Taxes allocated to the Pre-Closing Date Tax Period.

14.6.	Tax Indemnification.

(a)             Seller will indemnify, defend and hold Buyer Indemnified Parties harmless from and against (i) all liability for Taxes of the Company or attributable to the Assets for any taxable period that ends before the Closing Date and the portion of any Straddle Period beginning before and ending on the day prior to the Closing Date allocated to Seller under Sections 14.4 and 14.5, (ii) all liability for Income Taxes of Seller or any other Person (other than the Company which is or has ever been affiliated with the Company, or with whom the Company otherwise joins or has ever joined (or is or has ever been required to join) in filing any combined or unitary Tax Return, prior to the Closing Date, (iii) all liability for any breach of Seller’s representations and warranties contained in Sections 4.1(l) and 4.1(p) or Seller’s covenants contained in this Article XIV and (iv) all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any item described in clauses (i), (ii), or (iii) of this Section 14.6(a); provided, however, that a Buyer Indemnified Party will not be entitled to indemnification hereunder to the extent an accrual of liability or a specific reserve for such matter is included in the Final Net Working Capital computation. Notwithstanding the foregoing, Seller will not indemnify, defend or hold harmless any member of Buyer Indemnified Parties from any liability for Taxes attributable to any action taken on or after the Closing Date by Buyer, any of its Affiliates (including the Company after the Closing), or any transferee of Buyer or any of its Affiliates (other than any such action taken in the ordinary course of business or expressly required or otherwise expressly contemplated by this Agreement) (a “Buyer Tax Act”).

(b)             Buyer will indemnify, defend and hold Seller Indemnified Parties harmless from and against (i) except to the extent Seller is otherwise required to indemnify Buyer for such Tax pursuant to Section 14.6(a), all liability for Taxes of the Company or attributable to the Assets for any taxable period beginning on or after the Closing Date and the portion of any Straddle Period beginning on or after the Closing Date allocated to Buyer under Sections 14.4 and 14.5, (ii) all liability for Taxes attributable to a Buyer Tax Act, (iii) all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any item described in clauses (i) or (ii) in this Section 14.6(b), and (iv) all liability for any breach of Buyer’s covenants contained in this Article XIV.

(c)             The obligations of each party to indemnify, defend and hold harmless the other party or parties and other Persons, pursuant to Sections 14.6(a) and 14.6(b), will terminate upon the expiration of the applicable statute of limitations (giving effect to any extensions thereof); provided, however, that such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an Indemnified Party has, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable Indemnifying Party.

(d)             Any indemnity payment required to be made pursuant to this Section 14.6 will be paid within 30 days after the Indemnified Party makes written demand upon the Indemnifying Party, but in no case earlier than five Business Days prior to the date on which the relevant Taxes (including estimated Tax payments) are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Taxing Authority.

(e)             Notwithstanding any provisions of this Agreement to the contrary, including Article XIII, the indemnification obligations of Seller contained in this Section 14.6 represent Seller’s only indemnification obligations to Buyer with respect to Taxes.

14.7.	Tax Contests.

(a)             If a claim is made by any Taxing Authority that, if successful, might result in an indemnity payment to any member of Buyer Indemnified Parties or Seller Indemnified Parties pursuant to Section 14.6, the Indemnified Party will promptly notify the Indemnifying Party of such claim (a “Tax Claim”); provided, however, that the failure to give such notice will not affect the indemnification provided hereunder except to the extent the Indemnifying Party has actually been prejudiced as a result of such failure

(b)             With respect to any Tax Claim relating to Taxes and relating to a taxable period ending before the Closing Date, Seller will control all proceedings and may make all decisions (including selection of counsel) in connection with such Tax Claim and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. Buyer will control all proceedings and may make all decisions (including selection of counsel) in connection with any Tax Claim other than a Tax Claim described in the first sentence of this Section 14.7(b) or a Tax Claim described in Section 14.7(c). The party in control of an audit or controversy shall keep the other party informed of the status of the audit or controversy (including providing copies of correspondence and pleadings). Neither Seller nor Buyer shall settle any audit or contest in a way that would adversely affect the other party without the other party’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)             Seller and Buyer will jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Company or attributable to the Assets for any Straddle Period. Neither Seller nor Buyer will settle any such Tax Claim without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).

14.8.    Tax Refunds/Tax Attributes. The amount of any refunds of Hydrocarbon Taxes or Property Taxes attributable to periods prior to the Closing Date shall be for the account of Seller. The amount of any refunds of Hydrocarbon Taxes or Property Taxes attributable to periods on or subsequent to the Closing Date shall be for the account of Buyer. Each party shall forward to the party entitled to receive a refund of Tax pursuant to this Section 14.8 the amount of such refund within ten Business Days after such refund is received. Any tax attributes created from and after the Closing Date, including intangible drilling costs, shall be for the account of Buyer. Buyer and Seller agree to report and file their U.S. federal Income Tax Returns (and applicable state, local, and foreign Tax Returns) in all respects and for all purposes consistent with such treatment.

14.9.    Section 754 Elections. If any Tax Partnership does not currently have in effect an election under Section 754 of the Code, Seller shall, upon request by Buyer following the Closing, use its commercially reasonable efforts to assist Buyer in causing such Tax Partnership to make an election under Section 754 of the Code that will result in the U.S. federal Income Tax bases of such Tax Partnership’s assets being adjusted under Section 743 of the Code upon the consummation of the transactions contemplated by this Agreement; provided, however, that Seller shall not be obligated to pay any consideration or waive or release any right or privilege as part or such efforts.

14.10.	Cooperation.

(a)             Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes relating to or in connection with the Assets.

(b)             The Company, Seller and Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date for a period of at least six years following the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company, Seller or Buyer, as the case may be, shall allow the other party to take possession of such books and records.

ARTICLE XV.

MISCELLANEOUS

15.1.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

15.2.    Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and interpreted in accordance with the laws of the State of Delaware without giving effect to principles thereof relating to conflicts of law rules that would direct the application of the laws of another jurisdiction, except to the extent that it is mandatory that the law of another jurisdiction, wherein or adjacent to which the assets are located, shall apply.

15.3.    Entire Agreement. This Agreement and the Transaction Documents contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

15.4.    Expenses. All costs and expenses incurred by each party hereto in connection with all things required to be done by it hereunder, including attorney’s fees, accountant’s fees and the expense of environmental and title examination, shall be borne by the party incurring same. In addition, Seller will pay (or reimburse the Company prior to the Closing for) all third party costs and expenses incurred by the Company in connection with or arising out of the transactions contemplated by this Agreement other than reasonable third party costs incurred by the Company, at Buyer’s request, in connection with Buyer’s Financing.

15.5.    Notices. Unless otherwise expressly provided in this Agreement, all notices required or permitted hereunder shall be in writing and deemed sufficiently given for all purposes hereof if (i) delivered in person, by courier or by registered or certified United States Mail to the Person to be notified, with receipt obtained, or (ii) sent by telecopy, telefax or other facsimile or electronic transmission, with “answer back” or other “advice of receipt” obtained, in each case to the appropriate address or number as set forth below. Each notice shall be deemed effective on receipt by the addressee as aforesaid; provided that, notice received by telex, telecopy, telefax or other facsimile or electronic transmission after 5:00 p.m. at the location of the addressee of such notice shall be deemed received on the first Business Day following the date of such electronic receipt. Notices to Seller shall be addressed as follows:

Notice to Seller:

PetroEdge Resources Partners, LLC
2925 Briar Park, Suite 150
Houston, Texas 77042
Attention:	Mr. Larry Richard
Facsimile No.:	713-954-3654

With a copy to (which shall not constitute notice to Seller):

Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
Attention:	Sarah E. McLean
Facsimile No.:	832-397-8062

or to such other addresses or to such other telecopy, telefax or other facsimile or electronic transmission number and to the attention of such Person as Seller may designate by written notice to Buyer.

Notices to Buyer:

Quest Resource Corporation
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
Attention:	Jerry Cash
Facsimile No.:	405-840-9897

With a copy to:

Stinson Morrison Hecker LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106
Attention:	Patrick J. Respeliers
George Rider
Facsimile No.:	816-691-3495

or to such other addresses or to such other telecopy, telefax or other facsimile or electronic transmission number and to the attention of such Person as Buyer may designate by written notice to Seller.

15.6.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the respective rights and obligations of the parties hereto shall not be assignable or delegable by any party hereto without the express written consent of the non-assigning or non-delegating party; provided further, however, that Buyer may assign its rights and delegate its duties (in whole or in part) to any Affiliate of Buyer, but such assignment or delegation will not release Buyer from any of its obligations hereunder unless so consented by Seller.

15.7.    Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of the other party hereto to be performed or complied with. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

15.8.    Agreement for the Parties’ Benefit Only. This Agreement is for the sole benefit of Buyer, Seller and their respective successors and assigns as permitted herein and no other Person shall be entitled to enforce this Agreement, rely on any representation, warranty, covenant or agreement contained herein, receive any rights hereunder or be a third party beneficiary of this Agreement. Any Indemnified Person which is a third party shall be indemnified and held harmless under the terms of this Agreement only to the extent that a party expressly elects to exercise such right of indemnity and hold harmless on behalf of such third party Indemnified Person pursuant to Article XIII; and no party shall have any direct liability or obligation to any third party or be liable to any third party for any election or non-election or any act or failure to act under or in regard to any term of this Agreement. Any claim for indemnity or hold harmless hereunder on behalf of an Indemnified Person must be made and administered by a party to this Agreement. Any claim on behalf of an Indemnified Person may only be brought against the defaulting party or parties.

15.9.    Severability. If any term, provision or condition of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the parties, to such Law, and to the extent such term, provision or condition cannot be so reformed, then such term, provision or condition (or such invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining terms, provisions and conditions contained herein (and any other application of such term, provision or condition) shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.10.  Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

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PETROEDGE RESOURCES PARTNERS, LLC

By:	/s/ Larry Richard
Name:	Larry Richard
Title:	President and Chief Executive Officer

QUEST RESOURCE CORPORATION

By:	/s/ Jerry D. Cash
Name:	Jerry D. Cash
Title:	Chief Executive Officer